Exhibit 99.2
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and the Board of Directors of HomeStreet, Inc.
Seattle, Washington

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheet of HomeStreet, Inc. and Subsidiaries (the "Company") as of December 31, 2023, the related consolidated statements of income, comprehensive income (loss), shareholders’ equity, and cash flows for the period ended December 31, 2023, and the related notes (collectively referred to as the "financial statements"). We also have audited the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the period ended December 31, 2023 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework: (2013) issued by COSO.

Basis for Opinions

The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audit of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Credit Losses for Loans Held for Investment – Economic Qualitative Factor – Refer to Notes 1 and 3 to the financial statements

The Company accounts for its allowance for credit losses (“ACL”) on loans held for investment in accordance with Accounting Standards Codification Topic 326: Financial Instruments – Credit Losses, which requires the measurement of the current expected credit losses for financial assets held at the reporting date. The ACL is a valuation account that is deducted from the amortized cost basis to present the net amount expected to be collected on the loans. Management estimates the ACL balance using relevant available information from internal and external sources relating to past events, current conditions and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. As of December 31, 2023, the Company’s consolidated allowance for credit losses on loans was $40,500,000 and reversal of provision for credit losses on loans was $441,000 for the year then ended.

The Company's ACL model uses statistical analysis to determine life of loan default rates for the quantitative component and analyzes qualitative factors (“Q-Factors”) that assess the current loan portfolio and forecasted economic environment. The Q-Factors adjust the expected historic loss rates for current and forecasted conditions that are not provided for in the historical loss information. The Q-Factors require management to make significant judgment about the assumptions that are inherently uncertain. The significant qualitative adjustment relates to the economic Q-Factor.

We identified auditing of the qualitative adjustment for the economic Q-Factor as a critical audit matter because of the significant judgments applied by management in determining the qualitative adjustment. In addition, auditing the Company’s qualitative adjustment for the economic Q-Factor required a high degree of auditor judgment and an increased extent of effort.

The primary audit procedures we performed to address this critical audit matter included the following:

•Tested the design and operating effectiveness of controls over Q-Factor adjustments within the ACL model, including controls addressing:
◦Management’s review of the reasonableness of assumptions and judgments, including the qualitative risk adjustments used to derive the economic Q-Factor.
◦Management’s review of the calculation of Q-Factor adjustments, including the application of the economic Q-Factor.
◦Management’s evaluation of the relevance and reliability of data utilized in the calculation of the economic Q-Factor.
•Tested the mathematical accuracy of economic Q-Factor adjustments within the ACL model.
•Tested the relevance and reliability of the data used in the determination of economic Q-Factor adjustments.
•Evaluated the reasonableness of management’s assumptions and judgments used in the determination of the economic Q-Factor adjustments and the resulting allocation to the qualitative allowance for the ACL on loans.

Single Family Mortgage Servicing Rights — Projected Prepayment Speed and Discount Rate Assumptions — Refer to Notes 1, 9, and 13 to the financial statements

The Company initially records, and subsequently measures, single family mortgage servicing rights (“MSRs”) at fair value and categorizes its single family MSRs as “Level 3” financial instruments. Changes in the fair value of single family MSRs result from changes in (1) model inputs and assumptions and (2) modeled amortization, representing the collection and realization of expected cash flows and curtailments over time. The model inputs used to estimate the fair value of single family MSRs include assumptions regarding projected prepayment speeds and discount rates. The Company's methodology for estimating the fair value of single family MSRs is highly sensitive to changes in these assumptions.

We identified the auditing of the projected prepayment speed and discount rate assumptions used in the single family MSRs valuation as a critical audit matter because of the significant judgment applied by management in evaluating these assumptions. In addition, auditing the Company’s single family MSRs valuation required a high degree of auditor judgment and an increased extent of effort, including the need to involve third party fair value specialists to evaluate the reasonableness of management’s assumptions related to the selection of projected prepayment speeds and discount rates used in the valuation of the single family MSRs.

The primary audit procedures we performed to address this critical audit matter included the following:

•Tested the design and operating effectiveness of controls related to the appropriateness of the fair value of single family MSRs, including management’s review of the projected prepayment speeds and discount rates.
•Compared management’s estimate of fair value of single family MSRs to a fair value estimate independently determined by a third party fair value specialist using projected prepayment speeds and discount rates obtained from market survey data.

By:	/s/ Crowe LLP
We have served as the Company's auditor since 2023.

Los Angeles, California
March 6, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of HomeStreet, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of HomeStreet, Inc. and subsidiaries (the "Company") as of December 31, 2022, the related consolidated income statements, statements of comprehensive income (loss), shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Seattle, Washington
March 3, 2023

We began serving as the Company’s auditor in 2013. In 2023, we became the predecessor auditor.

HOMESTREET, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	At December 31,
(in thousands, except share data)	2023	2022

ASSETS
Cash and cash equivalents	$215,664	$72,828
Investment securities	1,278,268	1,400,212
Loans held for sale ("LHFS")	19,637	17,327
Loans held for investment ("LHFI") (net of allowance for credit losses of $40,500 and $41,500)	7,382,404	7,384,820
Mortgage servicing rights ("MSRs")	104,236	111,873
Premises and equipment, net	53,582	51,172
Other real estate owned ("OREO")	3,667	1,839
Goodwill and other intangible assets	9,641	29,980
Other assets	325,351	294,709
Total assets	$9,392,450	$9,364,760
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$6,763,378	$7,451,919
Borrowings	1,745,000	1,016,000
Long-term debt	224,766	224,404
Accounts payable and other liabilities	120,919	110,290
Total liabilities	8,854,063	8,802,613
Commitments and contingencies (Note 10)
Shareholders' equity:
Common stock, no par value, authorized 160,000,000 shares; issued and outstanding, 18,810,055 shares and 18,730,380 shares	229,889	226,592
Retained earnings	395,357	435,085
Accumulated other comprehensive income (loss)	(86,859)	(99,530)
Total shareholders' equity	538,387	562,147
Total liabilities and shareholders' equity	$9,392,450	$9,364,760

See accompanying notes to consolidated financial statements.

HOMESTREET, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS

	Years Ended December 31,
(in thousands, except share and per share data)	2023	2022	2021

Interest income:
Loans	$341,255	$266,841	$222,166
Investment securities	49,615	33,825	21,560
Cash, Fed Funds and other	8,873	3,622	569
Total interest income	399,743	304,288	244,295
Interest expense:
Deposits	137,920	32,013	11,411
Borrowings	95,070	38,968	5,827
Total interest expense	232,990	70,981	17,238
Net interest income	166,753	233,307	227,057
Provision for credit losses	(441)	(5,202)	(15,000)
Net interest income after provision for credit losses	167,194	238,509	242,057
Noninterest income:
Net gain on loan origination and sale activities	9,346	17,701	92,318
Loan servicing income	12,648	12,388	7,233
Deposit fees	10,148	8,875	8,068
Other	9,779	12,606	12,356
Total noninterest income	41,921	51,570	119,975
Noninterest expense:
Compensation and benefits	111,064	115,533	132,015
Information services	29,901	29,981	27,913
Occupancy	22,241	24,528	23,832
General, administrative and other	38,809	35,377	31,583
Goodwill impairment	39,857	—	—
Total noninterest expense	241,872	205,419	215,343
Income (loss) before income taxes	(32,757)	84,660	146,689
Income tax (benefit) expense	(5,249)	18,120	31,267
Net income (loss)	$(27,508)	$66,540	$115,422

Net income (loss) per share
Basic	$(1.46)	$3.51	$5.53
Diluted	$(1.46)	$3.49	$5.46
Weighted average shares outstanding:
Basic	18,783,005	18,931,107	20,885,509
Diluted	18,783,005	19,041,111	21,143,414

See accompanying notes to consolidated financial statements.

HOMESTREET, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
(in thousands)	2023	2022	2021

Net income (loss)	$(27,508)	$66,540	$115,422
Other comprehensive income (loss):
Unrealized gain (loss) on investment securities available for sale ("AFS")	15,535	(158,499)	(17,934)
Reclassification for net (gains) losses included in income	(3)	(24)	(62)
Other comprehensive income (loss) before tax	15,532	(158,523)	(17,996)
Income tax impact of:
Unrealized gain (loss) on investment securities AFS	2,862	(37,847)	(3,766)
Reclassification for net (gains) losses included in income	(1)	(6)	(13)
Total	2,861	(37,853)	(3,779)
Other comprehensive income (loss)	12,671	(120,670)	(14,217)
Total comprehensive income (loss)	$(14,837)	$(54,130)	$101,205

See accompanying notes to consolidated financial statements.

HOMESTREET, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(in thousands, except share data)	Number of shares	Common stock	Retained earnings	Accumulated other comprehensive income (loss)	Total

Balance, December 31, 2020	21,796,904	$278,505	$403,888	$35,357	$717,750
Net income	—	—	115,422	—	115,422
Share-based compensation expense	—	3,398	—	—	3,398
Common stock issued - Option exercise; stock grants	260,267	2,418	—	—	2,418
Other comprehensive income (loss)	—	—	—	(14,217)	(14,217)
Dividends declared ($1.00 per share)	—	—	(21,338)	—	(21,338)
Common stock repurchased	(1,971,835)	(34,465)	(53,629)	—	(88,094)
Balance, December 31, 2021	20,085,336	249,856	444,343	21,140	715,339
Net income	—	—	66,540	—	66,540
Share-based compensation expense	—	4,106	—	—	4,106
Common stock issued - Stock grants	143,369	—	—	—	—
Other comprehensive income (loss)	—	—	—	(120,670)	(120,670)
Dividends declared ($1.40 per share)	—	—	(26,847)	—	(26,847)
Common stock repurchased	(1,498,325)	(27,370)	(48,951)	—	(76,321)
Balance, December 31, 2022	18,730,380	226,592	435,085	(99,530)	562,147
Net income (loss)	—	—	(27,508)	—	(27,508)
Share-based compensation expense	—	3,613	—	—	3,613
Common stock issued - Stock grants	92,769	—	—	—	—
Other comprehensive income (loss)	—	—	—	12,671	12,671
Dividends declared ($0.65 per share)	—	—	(12,220)	—	(12,220)
Common stock repurchased	(13,094)	(316)	—	—	(316)
Balance, December 31, 2023	18,810,055	$229,889	$395,357	$(86,859)	$538,387

See accompanying notes to consolidated financial statements.

HOMESTREET, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(in thousands)	2023	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(27,508)	$66,540	$115,422
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment charge	39,857	—	—
Provision for credit losses	(441)	(5,202)	(15,000)
Depreciation and amortization, premises and equipment	7,146	9,707	9,908
Amortization of premiums and discounts: investment securities, deposits, debt	357	3,126	6,002
Operating leases: excess of payments over amortization	(3,145)	(4,081)	(4,029)
Amortization of finance leases	425	580	1,066
Amortization of core deposit intangibles	2,951	963	1,171
Amortization of deferred loan fees and costs	(1,039)	(1,182)	(8,569)
Share-based compensation expense	3,613	4,106	3,398
Deferred income tax (benefit) expense	(9,129)	(12,996)	4,718
Origination of LHFS	(362,453)	(670,905)	(2,251,090)
Proceeds from sale of LHFS	363,327	831,095	2,379,116
Net fair value adjustment and gain on sale of LHFS	(676)	6,450	(42,358)
Origination of MSRs	(3,645)	(11,778)	(34,445)
Net gain on sale of loans originated as LHFI	—	(88)	(11,377)
Change in fair value of MSRs	5,964	(6,788)	12,290
Amortization of servicing rights	5,778	7,692	7,581
Net fair value adjustment, gain on sale and provision for losses on other real estate owned	(975)	—	—
Gain on sale of branches	—	(4,270)	—
Net change in trading securities	(5,695)	(18,989)	—
(Increase) decrease in other assets	(44,386)	17,797	(5,796)
Increase in accounts payable and other liabilities	37,698	6,551	5,027
Net cash provided by operating activities	8,024	218,328	173,035

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investment securities	(53,232)	(759,501)	(179,398)
Proceeds from sale of investment securities	4,693	98,915	28,187
Principal payments on investment securities	192,555	125,848	197,253
Proceeds from sale of OREO	2,972	952	541
Proceeds from sale of loans originated as LHFI	—	4,613	504,584
Net cash distributed in sale of branches	—	(138,756)	—
Net decrease (increase) in LHFI	18,958	(1,940,489)	(683,822)
Purchases of premises and equipment	(3,811)	(6,786)	(2,941)
Net cash received from acquisitions of branches	327,901	—	—
Proceeds from sale of Federal Home Loan Bank stock	222,814	147,486	109,484
Purchases of Federal Home Loan Bank stock	(228,802)	(186,430)	(99,526)
Net cash provided by (used in) investing activities	484,048	(2,654,148)	(125,638)

	Years Ended December 31,
(in thousands)	2023	2022	2021
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in deposits, net	$(1,065,463)	$1,472,834	$347,867
Changes in short-term borrowings, net	84,000	(25,000)	(281,800)
Proceeds from other long-term borrowings	1,180,000	1,000,000	50,000
Repayment of other long-term borrowings	(535,000)	—	(50,000)
Proceeds from debt issuance, net	—	98,036	—
Repayment of finance lease principal	(456)	(589)	(1,070)
Repurchases of common stock	—	(75,000)	(84,154)
Proceeds from exercise of stock options	—	—	263
Dividends paid on common stock	(12,317)	(26,847)	(21,338)
Net cash (used in) provided by financing activities	(349,236)	2,443,434	(40,232)
Net increase in cash and cash equivalents	142,836	7,614	7,165
Cash and cash equivalents, beginning of year	72,828	65,214	58,049
Cash and cash equivalents, end of year	$215,664	$72,828	$65,214

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$217,132	$66,364	$17,303
Federal and state income taxes	(5,287)	5,201	34,429
Non-cash activities:
LHFI foreclosed and transferred to OREO	3,576	1,160	—
Loans transferred from LHFI to LHFS, net	2,507	12,361	392,555
Ginnie Mae loans derecognized with the right to repurchase, net	1,301	5,424	89,408
New investments in LIHTC partnerships	15,000	—	15,000
Repurchase of common stock - award shares	316	1,321	3,940
Acquisition:
Loans acquired	21,197	—	—
Premises and equipment and other assets	5,845	—	—
Liabilities assumed	377,412	—	—
Goodwill and other intangibles	22,469	—	—

See accompanying notes to consolidated financial statements.

HomeStreet, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 1–SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Business

HomeStreet, Inc., a State of Washington corporation organized in 1921 (the "Corporation"), is a Washington-based diversified financial services holding company whose operations are primarily conducted through its wholly owned subsidiaries (collectively the "Company") HomeStreet Statutory Trusts and HomeStreet Bank (the "Bank"), and the Bank's subsidiaries, Continental Escrow Company, HomeStreet Foundation, HS Properties, Inc., HS Evergreen Corporate Center LLC, and Union Street Holdings LLC. The Company is principally engaged in commercial banking, mortgage banking and consumer/retail banking activities serving customers primarily in the Western United States.

The Bank, the Company’s principal operating subsidiary, is engaged in commercial banking, mortgage banking and consumer/retail banking activities. The Bank was incorporated in the State of Washington in 1986, and, as a state-chartered non-member commercial bank, is subject to examination by the State of Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation ("FDIC").

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The Company allocates resources and assesses financial performance on a consolidated basis and therefore has one reporting segment. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Actual results could differ significantly from those estimates.

Reclassifications

Certain amounts in the financial statements from prior periods have been reclassified to conform to the current financial statement presentation. These reclassifications had no effect on prior years' net income or stockholders’ equity.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, certificates of deposits with original maturities of less than ninety days, investment securities with original maturities of less than ninety days, money market funds and federal funds sold. The Bank maintains most of its excess cash at the Federal Reserve Bank of San Francisco ("FRBSF"), with well-capitalized correspondent banks or with other depository institutions at amounts less than the FDIC insured limits. Restricted cash of $6.4 million and $6.7 million at December 31, 2023 and 2022, respectively, is included in cash and cash equivalents.

Investment Securities

Investment securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Investments not classified as trading securities nor as held-to-maturity ("HTM") securities are classified as AFS securities and recorded at fair value. Unrealized gains or losses on AFS securities are excluded from net income and reported net of taxes as a separate component of other comprehensive income included in shareholders’ equity. Purchase premiums and discounts are recognized in interest income using the effective interest method over the contractual life of the securities. Purchase premiums or discounts related to mortgage-backed securities are amortized or accreted using projected prepayment speeds. Gains and losses on the sale of AFS securities are recorded on the trade date and are determined using the specific identification method.

Trading securities, consisting of US Treasury notes, are used as economic hedges of our mortgage servicing rights, which are carried at fair value and included as investment securities on the balance sheet. Net gain or loss on trading securities are included in loan servicing income in the consolidated income statements.

The Company evaluates AFS securities in an unrealized loss position at the end of each quarter to determine whether the decline in value is temporary or permanent. An unrealized loss exists when the fair value of an individual security is less than its amortized cost basis. When qualitative factors indicate that a credit loss may exist, the Company compares the present value of cash flows expected to be collected from the security with the amortized cost basis of the security. The Company recognizes an allowance for credit loss ("ACL") if a loss is considered to exist, measured as the difference between the present value of expected cash flows and the amortized cost basis of the security, limited by the amount that the security’s fair value is less than its amortized cost basis. The Company does not believe any of these securities that were in an unrealized loss position at December 31, 2023 or 2022 have a credit loss impairment.

The Company evaluates HTM securities at the end of each quarter to determine if any expected credit losses exist. The Company does not believe any expected credit losses existed for these securities as of December 31, 2023 and 2022.

Federal Home Loan Bank Stock

The Bank is a member of the Federal Home Loan Bank of Des Moines ("FHLB"), and as such, is required to own a certain amount of FHLB stock based on the level of borrowings and other factors. FHLB stock is carried at cost and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are recorded as a component of interest income.

LHFS

Loans originated for sale in the secondary market or designated for whole loan sales are classified as LHFS. Management has elected the fair value option for all single family LHFS (originated with the intent to market for sale) and records these loans at fair value. Gains and losses from changes in fair value on LHFS are recognized in net gain on mortgage loan origination and sale activities within noninterest income. Direct loan origination costs and fees for single family loans originated as held for sale are recognized as noninterest expenses.

Multifamily and Small Business Administration ("SBA") LHFS are accounted for at the lower of amortized cost or fair value ("LOCOM"). LOCOM valuations are performed quarterly or at the time of transfer to or from LHFS. Related gains and losses are recognized in net gain on mortgage loan origination and sale activities. Direct loan origination costs and fees for multifamily and SBA loans classified as held for sale are deferred at origination and recognized in earnings at the time of sale.

LHFI

LHFI are reported at the principal amount outstanding, net of cumulative charge-offs, interest applied to principal (for loans accounted for using the cost recovery method), unamortized net deferred loan origination fees and costs and unamortized premiums or discounts on purchased loans. When a loan is designated as held for investment, the intent is to hold these loans for the foreseeable future or until maturity or pay-off. If subsequent changes occur as part of the balance sheet management process, the Company may change its intent to hold these loans. Once a determination has been made to sell such loans, they are transferred to LHFS and carried at the lower of amortized cost or fair value. Interest on loans is recognized at the contractual rate of interest and is only accrued if deemed collectible. Deferred fees and costs and premiums and discounts are amortized over the contractual terms of the underlying loans using the constant effective yield (the interest method) or straight-line method.

Nonaccrual Loans

Loans for which the accrual of interest has been discontinued are designated as nonaccrual loans. Loans are placed on nonaccrual status when the full and timely collection of principal and interest is doubtful, generally when the loan becomes 90 days or more past due for principal or interest payment or if part of the principal balance has been charged off. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. All payments received on nonaccrual loans are accounted for using the cost recovery method. Under the cost recovery method, all cash collected is applied first to reduce the outstanding principal balance. A loan may be returned to accrual status if all delinquent principal and interest payments are brought current and the collectability of the remaining principal and interest payments in accordance with the loan agreement is reasonably assured. Loans whose repayments are insured by the Federal Housing Administration ("FHA"), guaranteed by the Department of Veterans' Affairs ("VA") or Ginnie Mae ("GNMA") are maintained on accrual status even if 90 days or more past due.

Modifications to Borrowers Experiencing Financial Difficulty ("MBFD")

The Company provides MBFDs which may include other than insignificant delays in payment of amounts due, extension of the terms of the notes or reduction in the interest rates on the notes. In certain instances, the Company may grant more than one type of modification. The granting of modifications for the years ended December 31, 2023 and 2022 did not have a material impact on the ACL.

When a borrower experiences financial difficulty, we sometimes modify or restructure loans, which may include delays in payment of amounts due, forgiveness of principal, extension of the terms of the notes or a reduction in the interest rates on the notes. These loans are classified as MBFDs. MBFDs are loans modified for the purpose of alleviating temporary impairments to the borrower’s financial condition or cash flows. A workout plan between us and the borrower is designed to provide a bridge for borrower cash flow shortfalls in the near term.

ACL for LHFI

The ACL for LHFI is a valuation account that is deducted from the loans amortized cost basis to present the net amount expected to be collected on the loans. Loan balances are charged off against the ACL when management believes the non-collectability of a loan balance is confirmed. Recoveries are recorded as an increase to the ACL for LHFI to the extent they do not exceed the related charge-off amounts. The ACL for LHFI, as reported in our consolidated balance sheets, is adjusted by a provision for credit losses and reduced by the charge-offs of loan amounts, net of recoveries.

Management estimates the ACL balance using relevant available information from internal and external sources relating to past events, current conditions and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix or delinquency levels or other relevant factors.
The credit loss estimation process involves procedures to appropriately consider the unique characteristics of its two loan portfolios, the consumer loan portfolio and the commercial loan portfolio. These two portfolios are further disaggregated into loan pools, the level at which credit risk is monitored. When computing ACL levels, credit loss assumptions are estimated using a model that categorizes loan pools based on loss history, delinquency status and other credit trends and risk characteristics, including current conditions and reasonable and supportable forecasts. Determining the appropriateness of the ACL is complex and requires judgment by management about the effect of matters that are inherently uncertain. In future periods, evaluations of the overall loan portfolio, based on the factors and forecasts then prevailing, may result in material changes in the ACL and provision for credit losses.
Credit Loss Measurement
The ACL level is influenced by current conditions related to loan volumes, loan asset quality ratings ("AQR") migration or delinquency status, historic loss experience and other conditions influencing loss expectations, such as reasonable and supportable forecasts of economic conditions. The methodology for estimating the amount of expected credit losses has two basic components: first, a pooled component for estimated expected credit losses for pools of loans that share similar risk characteristics and second an asset-specific component involving individual loans that do not share risk characteristics with other loans and the measurement of expected credit losses for such individual loans.
The Company's ACL model methodology is to build a reserve rate using historical life of loan default rates combined with assessments of current loan portfolio information and current and forecasted economic environment and business cycle information. The model uses statistical analysis to determine the life of loan default rates for the quantitative component and analyzes qualitative factors (Q-Factors) that assess the current loan portfolio conditions and forecasted economic environment and collateral values. Below is the general overview our ACL model.
Loans that Share Similar Risk Characteristics with Other Loans
For loans that share similar risk characteristics, loans are segregated into loan pools based on similar risk characteristics, like product types or primary source of repayment to estimate the ACL.
Historical Loss Rates
The Company analyzed loan data from a full economic cycle, to the extent that data was available, to calculate life of loan loss rates. Based on the current economic environment and available loan level data, it was determined the Loss Horizon Period ("LHP") should begin prior to the economic recession that began in 2007. The Company monitors and reviews the LHP on an annual basis to determine appropriate time frames to be included based on economic indicators.

Under current expected credit losses methodology ("CECL"), the Company groups pools of loans by similar risk characteristics. Using these pools, sub-pools are established at a more granular level incorporating delinquency status and original FICO or original LTV (for consumer loans) and risk ratings (for commercial loans). Using the pool and sub-pool structure, cohorts are established historically on a quarterly basis containing the population in these sets as of that point in time. After the establishment of these cohorts, the loans within the cohorts are then tracked from that point forward to establish long-term Probability of Default ("PD") at the sub-pool level and Loss Given Default ("LGD") for the pool level. These historical cohorts and their PD/LGD outcomes are then averaged together to establish expected PDs and LGDs for each sub-pool.

Once historical cohorts are established, the loans in the cohort are tracked moving forward for default events. The Company has defined default events as the first dollar of loss. If a loan in the cohort has experienced a default event over the LHP then the balance of the loan at the time of cohort establishment becomes part of the numerator of the PD calculation. The Loss Given Probability of Default ("LGPD") or Expected Loss ("EL") is the weighted average PD for each sub-pool cohort times the average LGD for each pool. The output from the model then is a series of EL rates for each loan sub-pool, which are applied to the related outstanding balances for each loan sub-pool to determine the ACL reserve based on historical loss rates.
Q-Factors
The Q-Factors adjust the expected historic loss rates for current and forecasted conditions that are not provided for in the historical loss information. The Company has established a methodology for adjusting historical expected loss rates based on these more recent or forecasted changes. The Q-Factor methodology is based on a blend of quantitative analysis and management judgment and reviewed on a quarterly basis.

Each of the thirteen factors in the FASB standard were analyzed for common risk characteristics and grouped into seven consolidated Q-Factors as listed below:

Qualitative Factor	Financial Instruments - Credit Losses
Portfolio Credit Quality	The borrower's financial condition, credit rating, credit score, asset quality or business prospects
The borrower's ability to make scheduled interest or principal payments
The volume and severity of past due financial assets and the volume and severity of adversely classified or rated financial assets
Remaining Payments	The remaining payment terms of the financial assets
The remaining time to maturity and the timing and extent of payments on the financial assets
Volume & Nature	The nature and volume of the entity's financial assets
Collateral Values	The value of underlying collateral on financial assets in which the collateral-dependent practical expedient has not been utilized
Economic
The environmental factors of a borrower and the areas in which the entity's credit is concentrated, such as: changes and expected changes in national, regional and local economic and business conditions and developments in which the entity operates, including the condition and expected condition of various market segments

Credit Culture	The entity's lending policies and procedures, including changes in lending strategies, underwriting standards, collection, write-off and recovery practices, as well as knowledge of the borrower's operations or the borrower's standing in the community
The quality of the entity's credit review system
The experience, ability and depth of the entity's management, lending staff, and other relevant staff
Business Environment	The environmental factors of a borrower and the areas in which the entity's credit is concentrated, such as: regulatory, legal, or technological environment to which the entity has exposure
The environmental factors of a borrower and the areas in which the entity's credit is concentrated, such as: changes and expected changes in the general market condition of either the geographical area or the industry to which the entity has exposure
An eighth Q-Factor, Management Overlay, allows the Bank to adjust specific pools when conditions exist that were not contemplated in the model design that warrant an adjustment. The economic downturn caused by the COVID-19 pandemic and resulting accounting treatment of forbearances is an example of such a condition.
The Company has chosen two years as the forecast period based on management judgment and has determined that reasonable and supportable forecasts should be made for two of the Q-Factors: Economic and Collateral values.
Management has assigned weightings for each qualitative factor as well as individual metrics within each qualitative factor as to the relative importance of that factor or metric specific to each portfolio type. The Q-Factors above are evaluated using a seven-point scale ranging from significant improvement to significant deterioration.
The CECL Q-Factor methodology bounds the Q-Factor adjustments by a minimum and maximum range, based on the Bank’s own historical expected loss rates for each respective pool. The rating of the Q-Factor on the seven-point scale, along with the allocated weight, determines the final expected loss adjustment. The model is constructed so that the total of the Q-Factor adjustments plus the current expected loss rate cannot be outside the maximum or minimum two-year loss rate for that pool, which is aligned with the Bank's chosen forecast period. Loss rates beyond two years are not adjusted in the Q-Factor process and the model reverts to the historical mean loss rates. Management Overlays are not bounded by the historical maximums.
Quarterly, loan data is gathered to update the portfolio metrics analyzed in the Q-Factor model. The model is updated with current data and applicable forecasts, then the results are reviewed by management. After consensus is reached on all Q-Factor ratings, the results are input into the Q-Factor model and applied to the pooled loans which are reviewed to determine the adequacy of the reserve.

Additional details describing the model by portfolio are below:
Consumer Loan Portfolio
The consumer loan portfolio is comprised of the single family and home equity loan classes, which are underwritten after evaluating a borrower's capacity, credit and collateral. Other consumer loans are grouped with home equity loans. Capacity refers to a borrower's ability to make payments on the loan. Several factors are considered when assessing a borrower's capacity, including the borrower's employment, income, current debt, assets and level of equity in the property. Credit refers to how well a borrower manages current and prior debts as documented by a credit report that provides credit scores and current and past information about the borrower's credit history. Collateral refers to the type and use of property, occupancy and market value. Property appraisals may be obtained to assist in evaluating collateral. Loan-to-property value and debt-to-income ratios, loan amount and lien position are considered in assessing whether to originate a loan. These borrowers are particularly susceptible to downturns in economic trends such as conditions that negatively affect housing prices, demand for housing and levels of unemployment.
Consumer Loan Portfolio Loss Rate Model
Under CECL, the Bank utilizes pools of loans that are grouped by similar risk characteristics: Single Family and Home Equity Loans. Sub-Pools are established at a more granular level for the calculation of PDs, incorporating delinquency status, original FICO and original LTV.
Consumer portfolio cohorts are established by grouping each ACL sub-pool at a point in time. Once historical cohorts are established, the loans in the cohort are tracked moving forward for default events.

The Q-Factors adjust the expected historic loss rates for current and forecasted conditions that are not provided for in the historical loss information. For Single Family loans all Q-Factors noted above are evaluated. For the Home Equity loans, collateral values are not evaluated as the Bank has determined the FICO score trends are a more relevant predictor of default than current collateral value for those types of loans. These factors are evaluated based on current conditions and forecasts (as applicable), using a seven-point scale ranging from significant improvement to significant deterioration.
Commercial Loan Portfolio
The commercial loan portfolio is comprised of the non-owner occupied commercial real estate ("CRE"), multifamily, construction and land development, owner occupied CRE and commercial business loan classes, whose underwriting standards consider the factors described for single family and home equity loan classes as well as others when assessing the borrower's and associated guarantor's or other related party’s financial position. These other factors include assessing liquidity, net worth, leverage, other outstanding indebtedness of the borrower, the quality and reliability of cash expected to flow through the borrower (including the outflow to other lenders) and prior experiences with the borrower.
This information is used to assess financial capacity, profitability and experience. Ultimate repayment of these loans is sensitive to interest rate changes, general economic conditions, liquidity and availability of long-term financing.
Commercial Loan Portfolio Loss Rate Model
The Bank has subdivided the commercial loan portfolio into the following ACL reporting pools to more accurately group risk characteristics: Commercial Business, Owner Occupied CRE, Multifamily, Multifamily Construction, CRE, CRE Construction, Single Family Construction to Permanent, and Single Family Construction, which includes lot, land and acquisition and development loans. ACL sub-pools are established at a more granular level for the calculation of PDs, utilizing risk rating.

As outlined in the Bank’s policies, commercial loans pools are non-homogenous and are regularly assessed for credit quality. For purposes of CECL, loans are sub-pooled according to the following AQR Ratings:

•1-6: These loans meet the definition of “Pass" assets. They are well protected by the current net worth and paying capacity of the obligor (or guarantors, if any) or by the fair value, less costs to acquire and sell in a timely manner, of any underlying collateral. The Bank further uses the available AQR ratings for components of the sub-pools.
•7: These loans meet the regulatory definition of “Special Mention.” They contain potential weaknesses, that if uncorrected may result in deterioration of the likelihood of repayment or in the Bank’s credit position.
•8: These loans meet the regulatory definition of “Substandard.” They are inadequately protected by the current sound worth and paying capacity of the borrower or of the collateral pledged, if any. They have well-defined weaknesses and have unsatisfactory characteristics causing unacceptable levels of risk.

Commercial portfolio cohorts are established by grouping each ACL sub-pool at a point in time. Once historical cohorts are established, the loans in the cohort are tracked moving forward for default events. The Q-Factors adjust the expected historic loss rates for current and forecasted conditions that are not provided for in the historical loss information. All the Q-Factors noted above are evaluated for Commercial portfolio loans except for Commercial Business and Owner Occupied CRE loans which exclude the collateral values Q-Factor. The Company has determined that these loans are primarily underwritten by evaluating the cash flow of the business and not the underlying collateral. Factors above are evaluated based on current conditions and forecasts (as applicable), using a seven-point scale ranging from significant improvement to significant deterioration.
Loans That Do Not Share Risk Characteristics with Other Loans
For a loan that does not share risk characteristics with other loans, expected credit loss is measured on net realizable value that is the difference between the discounted value of the expected future cash flows, based on the original effective interest rate and the amortized cost basis of the loan. For these loans, we recognize expected credit loss equal to the amount by which the net realizable value of the loan is less than the amortized cost basis of the loan (which is net of previous charge-offs and deferred loan fees and costs), except when the loan is collateral dependent, which is when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral. In these cases, expected credit loss is measured as the difference between the amortized cost basis of the loan and the fair value of the collateral. The fair value of the collateral is adjusted for the estimated costs to sell if repayment or satisfaction of a loan is dependent on the sale (rather than only on the operation) of the collateral.
The starting point for determining the fair value of collateral is through obtaining external appraisals. Generally, collateral values for collateral dependent loans are updated every twelve months, either from external third parties or in-house certified appraisers. A third-party appraisal is required at least annually for substandard loans and OREO. For performing consumer loans secured by real estate that are classified as collateral dependent, the Bank determines the fair value estimates quarterly using automated valuation services. Once the expected credit loss amount is determined, an ACL is recorded equal to the expected credit loss and included in the ACL. If no credit loss is expected to occur, then no ACL is recognized for this loan. If the expected credit loss is determined to be permanent or not recoverable, the expected credit loss will be charged off. Factors considered by management in determining if the expected credit loss is permanent or not recoverable include whether management judges the loan to be uncollectible, repayment is deemed to be protracted beyond reasonable time frames, or the loss becomes evident owing to the borrower's lack of assets or, for single family loans, the loan is 180 days or more past due unless both well-secured and in the process of collection.

ACL for Off-Balance Sheet Credit Exposures
The Bank estimates expected credit losses over the contractual period in which the Bank is exposed to risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Bank. Reserves are required for off-balance sheet credit exposures that are not unconditionally cancellable. The ACL on unfunded loan commitments is based on an estimate of unfunded commitment utilization over the life of the loan, applying the EL rate to the estimated utilization balance as of the reporting period end date. Q-factors are not included in the calculation of expected credit losses for off-balance sheet credit exposures.

Other Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are recorded at net realizable value (fair value of collateral less estimated costs to sell). At the time of possession, an appraisal is obtained and any excess of the loan balance over the net realizable value is charged against the ACL. After foreclosure, valuations are periodically performed by management. Any subsequent declines in fair value are recorded as a charge to current period earnings with a corresponding write-down to the asset. All legal fees and direct costs, including foreclosure and other related costs are expensed as incurred.

Mortgage Servicing Rights

MSRs are recognized as separate assets on our consolidated balance sheets when we retain the right to service loans that we have sold or purchase rights to service. We initially record all MSRs at fair value. For subsequent measurements, single family MSRs are accounted for at fair value, with changes in fair value recorded through current period earnings, while multifamily and SBA MSRs are accounted for at the lower of amortized cost or fair value.

Subsequent fair value measurements of MSRs are determined by considering the present value of estimated future net servicing cash flows. Changes in the fair value of MSRs result from changes in (1) model inputs and assumptions and (2) modeled amortization, representing the collection and realization of expected cash flows and curtailments over time. The significant model inputs used to measure the fair value of MSRs include assumptions regarding market interest rates, projected prepayment speeds, discount rates, estimated costs of servicing and other income and additional expenses associated with the collection of delinquent loans.

Mortgage servicing assets for multifamily and SBA MSRs are evaluated periodically for impairment based upon the fair value of the MSRs as compared to amortized cost. Impairment is determined by comparing the fair value of the portfolio based on predominant risk characteristic loan type, to amortized cost. Impairment is recognized to the extent that fair value is less than the capitalized amount of the portfolio.

For single family MSRs, loan servicing income includes fees earned for servicing the loans and the changes in fair value over the reporting period of both our MSRs and the derivatives used to economically hedge our MSRs. For other MSRs, loan servicing income includes fees earned for servicing the loans less the amortization of the related MSRs and any impairment adjustments.

Revenue Recognition

Descriptions of our primary revenue-generating activities that fall within the scope of Accounting Standards Committee ("ASC") Topic 606 Revenue Recognition and are presented in our consolidated income statements as follows:

Depositor and other retail banking fees (in Deposit Fees)

Depositor and other retail banking fees consist of monthly service fees and other deposit account related fees. The Company's performance obligation for these fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided.

Commission Income (in Other Income)

Commission income primarily consists of revenue received on insurance policies. The Company's performance obligation for commissions is generally satisfied, and the related revenue generally recognized, over the course of the policy.

Credit Card Fees (in Other Income)

The Company offers credit cards to its customers through a third party and earns a fee on each transaction and a fee for each new account activation on a net basis. Revenue is recognized when the services are performed.

Sale of Other Real Estate Owned (in Other Noninterest Income)

A gain or loss, the difference between the cost basis of the property and its sale price, on other real estate owned is recognized when the performance obligation is met, which is at the time the property title is transferred to the buyer. To record a sale of OREO, the Company evaluates if: (a) a commitment on the buyer’s part exists, (b) collection is probable in circumstances where the initial investment is minimal and (c) the buyer has obtained control of the asset, including the significant risks and rewards of ownership. If there is no commitment on the buyer’s part, collection is not probable or the buyer has not obtained control of the asset, then a gain will not be recognized.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which generally range from 3 to 20 years. The cost of leasehold improvements is amortized using the straight-line method over the shorter of the estimated useful life of the asset or the term of the related leases. The Company periodically evaluates premises and equipment for impairment.

Leases

We determine if an arrangement is a lease at inception. Operating and finance leases are included in lease right-of-use ("ROU") assets, and lease liabilities in our consolidated balance sheets. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. The lease liability is recognized at commencement date based on the present value of lease payments over the lease term. The right-of-use asset is based on the lease liability adjusted for the reclassification of certain balance sheet amounts such as prepaid rent, lease incentives and deferred rent. As the rate implicit in most of our leases are not readily determinable, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease contract at commencement date. We have lease agreements with lease and non-lease components, which are generally accounted for separately for real estate leases.

Certain of our lease agreements include rental payments that adjust periodically based on changes in the Consumer Price Index ("CPI"). Subsequent increases in the CPI are treated as variable lease payments and recognized in the period in which the obligation for those payments is incurred. The ROU assets and lease liabilities are not re-measured as a result of changes in the CPI.

Lease expense for operating leases is recognized on a straight-line basis over the lease term. Lease expense for our financing leases is comprised of the amortization of the right-of-use asset and interest expense recognized based on the effective interest method.

We use the long-lived assets impairment guidance under ASC Topic 360-10-35, "Property, Plant and Equipment," to determine whether an ROU asset is impaired, and if impaired, the amount of loss to recognize. Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. These could include vacating the leased space, obsolescence, or physical damage to a facility. If an impairment loss is recognized for a ROU asset, the adjusted carrying amount of the ROU asset would be its new accounting basis. The remaining ROU asset (after the impairment write-down) is amortized on a straight-line basis over the remaining lease term.

Branch Acquisition

On February 10, 2023, the Company completed its acquisition of three branches in southern California, whereby we assumed approximately $376 million in deposits and purchased approximately $21 million in loans. The application of the acquisition method of accounting resulted in recording goodwill and cost savings, of $12 million, and a core deposit intangible of $11 million.

Goodwill and Other Intangible Assets

Goodwill is recorded upon completion of a business combination as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill has been determined to have an indefinite useful life and is not amortized, but tested for impairment at least annually or more frequently if events and circumstances occur that indicate it is more likely than not the fair value of the reporting unit is less than its carrying value necessitating an impairment test. The Company performs its annual impairment testing on August 31 each year, or sooner if a triggering event occurs. Triggering events include, among other factors, declines in historical or projected revenue, operating income or cash flows, and sustained declines in the Company’s stock price or market capitalization, considered both in absolute terms and relative to peers.

As a result of sustained decreases in the Company’s stock price and associated market value during the second quarter of 2023, the Company conducted an impairment analysis of its goodwill as of June 30, 2023. We applied an income-based valuation approach using the Company’s strategic forecast, general market growth assumptions and other market-based inputs, which determined that goodwill was impaired as the indicated enterprise fair value of the Company was lower than the book value of equity as of the measurement date. As a result, in the second quarter of 2023, we recorded an impairment charge of our entire goodwill balance of $39.9 million as the deficit of enterprise fair value to book value of equity exceeded the amount of goodwill on the balance sheet. This was a non-cash charge to earnings and had no impact on tangible or regulatory capital, cash flows or our liquidity position. The following table presents the changes in the carrying amount of goodwill in 2023:

(in thousands)

Balance, December 31, 2022	$27,900
Additions - branch acquisition in February 2023	11,957
Goodwill impairment charge	(39,857)
Balance December 31, 2023	$—

Intangible assets with definite useful lives, such as core deposit intangible assets arising from bank acquisitions, are amortized over their estimated useful lives.

Securities Sold Under Agreements to Repurchase

From time to time, the Company may enter into sales of securities under agreements to repurchase ("repurchase agreements"). Repurchase agreements are accounted for as financing arrangements with the obligation to repurchase securities sold reflected as a liability on the consolidated balance sheets. The securities underlying the repurchase agreements continue to be recognized as investment securities in the consolidated balance sheet.

Income Taxes

Deferred tax assets and liabilities arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which will result in taxable or deductible amounts in the future. Deferred tax assets and tax carryforwards are only recognized if, in the opinion of management, it is more likely than not that the deferred tax assets will be fully realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. We are subject to federal income tax and also state income taxes in a number of different states.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. The Company recognizes interest and penalties related to income tax matters in income tax expense.

Derivatives and Hedging Activities

In the ordinary course of business, the Company enters into derivative transactions to manage various risks and to accommodate the business requirements of its customers. The fair value of derivative instruments are recognized as either assets or liabilities on the consolidated balance sheet. All derivatives are evaluated at inception as to whether or not they are hedge accounting or non-hedge accounting activities. For derivative instruments designated as non-hedge accounting activities (also referred to as economic hedges), the change in fair value is recognized currently in earnings. Gains and losses on derivative contracts utilized for economically hedging the mortgage pipeline are recognized as part of the net gain on mortgage loan origination and sale activities within noninterest income. Gains and losses on derivative contracts utilized for economically hedging our single family MSRs are recognized as part of loan servicing income within noninterest income.

For derivative instruments designated as hedge accounting activities, a qualitative analysis is performed at inception to determine if the derivative instrument is highly effective in achieving offsetting changes in fair value or cash flows attributable to the hedged risk during the period that the hedge is designated. Subsequently, a qualitative assessment of a hedge’s effectiveness is performed on a quarterly basis. All derivative instruments that qualify and are designated for hedge accounting are recorded at fair value and classified as either a hedge of the fair value of a recognized asset or liability ("fair value hedge") or a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow hedge"). Changes in the fair value of a derivative that is highly effective and designated as a fair value hedge is recognized in earnings and the change in fair value on the hedged item attributable to the hedged risk adjusts the carrying amount of the hedged item and is recognized currently in earnings. Changes in the fair value of a derivative that is highly effective and designated as a cash flow hedge are recorded in other comprehensive income (loss) until cash flows of the hedged item are realized. All hedge amounts recognized in earnings are presented in the same income statement line item as the earnings effect of the hedged item.

If a derivative designated as a cash flow hedge is terminated or ceases to be highly effective, the gain or loss in other comprehensive income (loss) is amortized to earnings over the period the forecasted hedged transactions impact earnings. If a hedged forecasted transaction is no longer probable, hedge accounting is ceased and any gain or loss included in other comprehensive income (loss) is reported in earnings immediately, unless the forecasted transaction is at least reasonably possible of occurring, whereby the amounts remain within other comprehensive income (loss).

Derivative instruments expose us to credit risk in the event of nonperformance by counterparties. This risk consists primarily of the termination value of agreements where the Company is in a favorable position. The Company minimizes counterparty credit risk through credit approvals, limits, monitoring procedures, and obtaining collateral, as appropriate.

The Company also executes interest rate swaps with commercial banking customers to facilitate their respective risk management strategies. These interest rate swaps are economically hedged by simultaneously entering into an offsetting interest rate swap that the Company executes with a third party, such that the Company minimizes its net risk exposure.

Share-Based Compensation

The Company issues various forms of stock-based compensation awards annually, including restricted stock units ("RSUs") and performance stock units ("PSUs"). Compensation expense related to RSUs is based on the fair value of the underlying stock on the award date and is recognized over the period in which an employee is required to provide services in exchange for the award, generally the vesting period. PSUs are subject to market-based vesting criteria in addition to a requisite service period and cliff vest based on those conditions at the end of three years. The grant date fair value of PSUs is determined through the use of an independent third party which employs the use of a Monte Carlo simulation. The Monte Carlo simulation estimates grant date fair value using certain input assumptions such as: expected volatility, award term, expected risk-free rate of interest and expected dividend yield on the Company’s common stock and also incorporates into the grant date fair value calculation the probability that the performance targets will be achieved. Forfeitures of stock-based awards are recognized when they occur.

Fair Value Measurement

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value is an exit price, representing the amount that would be received to sell an asset or transfer a liability in an orderly transaction between market participants. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular instruments. Fair value measures are classified according to a three-tier fair value hierarchy, which is based on the observability of inputs used to measure fair value. Changes in assumptions or in market conditions could significantly affect these estimates.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Contingencies

Contingent liabilities, including those that exist as a result of a guarantee or indemnification, are recognized when it becomes probable that a loss has been incurred and the amount of the loss is reasonably estimable. For indemnifications provided in sales agreements, a portion of the sale proceeds is allocated to the guarantee, which adjusts the gain or loss that would otherwise result from the transaction.

Earnings per Share

Earnings per share of common stock is calculated on both a basic and diluted basis, based on the weighted average number of common and common equivalent shares outstanding. Basic earnings per share excludes potential dilution from common equivalent shares, such as those associated with stock-based compensation awards, and is computed by dividing net income allocated to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as common equivalent shares associated with stock-based compensation awards, were exercised or converted into common stock that would then share in the net earnings of the Company. Potential dilution from common equivalent shares is determined using the treasury stock method, reflecting the potential settlement of stock-based compensation awards resulting in the issuance of additional shares of the Company’s common stock. Stock-based compensation awards that would have an anti-dilutive effect have been excluded from the determination of diluted earnings per share.

Marketing Costs

The Company expenses marketing costs, including advertising, in the period incurred. We incurred $4.2 million, $6.2 million and $4.1 million in marketing costs during 2023, 2022 and 2021, respectively.

Recent Accounting Developments

In March 2020, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2020-04, Reference Rate Reform (Topic 848). This ASU provides optional expedients and exceptions for contracts, hedging relationships, and other transactions that reference London Interbank Offered Rate ("LIBOR") rates expected to be discontinued because of reference rate reform. In January 2021, the FASB issued ASU 2021-01, "Reference Rate Reform (Topic 848)," which clarifies certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting applied to derivatives that are affected by the transition to alternative rates. In December 2022, the FASB issued ASU No. 2022-06, "Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848," which defers the sunset date of Topic 848 from December 31, 2022 to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848. The adoption of these ASUs did not have a material impact on the Company’s financial position or results of operations.

In March 2022, the FASB issued ASU No. 2022-02, Financial Instruments-Credit Losses (Topic 326). The amendments in this ASU eliminate the accounting guidance for Troubled Debt Restructuring ("TDRs") by creditors, while enhancing disclosure requirements for certain loan refinancing and restructurings by creditors when a borrower experiences financial difficulty. In addition, the amendments require that an entity disclose current period gross charge-offs by year of origination in a vintage table. We prospectively adopted the portion of ASU No. 2022-02 with respect to amendments about TDRs and related disclosure enhancements as of January 1, 2022. We prospectively adopted the vintage table disclosure requirement of ASU 2022-02 on January 1, 2023. The adoption of ASU 2022-02 did not have a material impact on the Company’s financial position or results of operations.

In March 2023, the FASB issued ASU 2023-02, “Investments – Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method.” ASU 2023-02 permits reporting entities to elect to account for their tax equity investments, regardless of the tax credit program from which the income tax credits are received, using the proportional amortization method if certain conditions are met. ASU 2023-02 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023. ASU 2023-02 is not expected to have a material impact on the Company’s financial position or results of operations.

In October 2023, the FASB issued ASU 2023-06, "Disclosure Improvements - Codification Amendments in Response to the SEC's Disclosure Update and Simplification Initiative." The amendments in ASU 2023-06 modify the disclosure or presentation requirements of a variety of Topics in the Codification, with the intention of clarifying or improving them and align the requirements in the codification with the SEC's regulations (and will be removed from the SEC regulations). ASU 2023-06 should be adopted prospectively and the effective date varies and is determined for each individual disclosure based on the effective date of the SEC's removal of the related disclosure. ASU 2023-06 will not have an impact on the Company's financial position or results of operation as it is disclosure only.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which expands disclosures about a public entity’s reportable segments and requires more enhanced information about a reportable segment’s expenses, interim segment profit or loss, and how a public entity’s chief operating decision maker uses reported segment profit or loss information in assessing segment performance and allocating resources. The update will be effective for annual periods beginning after December 15, 2023 (fiscal 2024). ASU 2023-07 will not have an impact on the

Company's financial position or results of operation as it impacts disclosures only. We are assessing the impact on our disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands disclosures in an entity’s income tax rate reconciliation table and regarding cash taxes paid both in the U.S. and foreign jurisdictions. The update will be effective for annual periods beginning after December 15, 2024 (fiscal 2025). ASU 2023-09 will not have an impact on the Company's financial position or results of operation as it impacts disclosures only. We are assessing the impact on our disclosures.

NOTE 2–INVESTMENT SECURITIES:

The following tables set forth certain information regarding the amortized cost basis and fair values of our investment securities AFS and HTM:

	At December 31, 2023
(in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value

AFS
Mortgage-backed securities ("MBS"):
Residential	$194,141	$117	$(10,460)	$183,798
Commercial	55,235	—	(7,479)	47,756
Collateralized mortgage obligations ("CMOs")
Residential	473,269	8	(33,539)	439,738
Commercial	63,456	—	(6,059)	57,397
Municipal bonds	452,057	670	(47,853)	404,874
Corporate debt securities	45,611	34	(7,098)	38,547
U.S. Treasury securities	22,658	—	(2,474)	20,184
Agency debentures	60,202	5	(1,302)	58,905
Total	$1,366,629	$834	$(116,264)	$1,251,199
HTM
Municipal bonds	$2,371	$—	$(40)	$2,331

	At December 31, 2022
(in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value

AFS
MBS:
Residential	$207,445	$—	$(10,183)	$197,262
Commercial	65,411	—	(9,362)	56,049
CMOs:
Residential	592,449	12	(39,422)	553,039
Commercial	77,909	—	(7,390)	70,519
Municipal bonds	469,346	41	(57,839)	411,548
Corporate debt securities	46,672	74	(3,801)	42,945
U.S. Treasury securities	23,005	—	(3,071)	19,934
Agency debentures	27,499	8	(29)	27,478
Total	$1,509,736	$135	$(131,097)	$1,378,774
HTM
Municipal bonds	$2,441	$—	$(56)	$2,385

At December 31, 2023 and 2022 the Company held $25 million and $19 million, respectively, of trading securities consisting of U.S. Treasury notes used as economic hedges of our single family mortgage servicing rights, which are carried at fair value and included with investment securities on the balance sheet. For 2023 and 2022 net losses of $0.5 million and $7.0 million on trading securities, respectively, were recorded in servicing income.

MBS and CMOs represent securities issued or guaranteed by government sponsored enterprises ("GSEs"). Most of the MBS and CMO securities in our investment portfolio are guaranteed by Fannie Mae, Ginnie Mae or Freddie Mac. Municipal bonds are comprised of general obligation bonds (i.e., backed by the general credit of the issuer) and revenue bonds (i.e., backed by either collateral or revenues from the specific project being financed) issued by various municipal organizations. As of December 31, 2023 and 2022, substantially all securities held, including municipal bonds and corporate debt securities, were rated investment grade based upon nationally recognized statistical rating organizations where available and, where not available, based upon internal ratings.

Investment securities AFS that were in an unrealized loss position are presented in the following tables based on the length of time the individual securities have been in an unrealized loss position:

	At December 31, 2023
	Less than 12 months		12 months or more		Total
(in thousands)	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value

AFS
MBS:
Residential	$(3)	$1,145	$(10,457)	$177,393	$(10,460)	$178,538
Commercial	—	61	(7,479)	47,695	(7,479)	47,756
CMOs:
Residential	(368)	83,815	(33,171)	348,914	(33,539)	432,729
Commercial	—	—	(6,059)	57,397	(6,059)	57,397
Municipal bonds	(73)	7,489	(47,780)	364,775	(47,853)	372,264
Corporate debt securities	—	—	(7,098)	28,513	(7,098)	28,513
U.S. Treasury securities	—	—	(2,474)	20,184	(2,474)	20,184
Agency debentures	(135)	42,897	(1,167)	11,003	(1,302)	53,900
Total	$(579)	$135,407	$(115,685)	$1,055,874	$(116,264)	$1,191,281
HTM
Municipal bonds	$—	$—	$(40)	$2,331	$(40)	$2,331

	At December 31, 2022
	Less than 12 months		12 months or more		Total
(in thousands)	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value

AFS
MBS:
Residential	$(8,845)	$191,398	$(1,338)	$5,763	$(10,183)	$197,161
Commercial	(5,729)	41,416	(3,633)	14,619	(9,362)	56,035
CMOs:
Residential	(27,789)	498,333	(11,633)	45,689	(39,422)	544,022
Commercial	(4,787)	56,671	(2,603)	13,848	(7,390)	70,519
Municipal bonds	(44,513)	350,918	(13,326)	46,377	(57,839)	397,295
Corporate debt securities	(3,801)	32,871	—	—	(3,801)	32,871
U.S. Treasury securities	—	—	(3,071)	19,934	(3,071)	19,934
Agency debentures	(29)	15,970	—	—	(29)	15,970
Total	$(95,493)	$1,187,577	$(35,604)	$146,230	$(131,097)	$1,333,807
HTM
Municipal bonds	$(56)	$2,385	$—	$—	$(56)	$2,385

The Company has evaluated AFS securities in an unrealized loss position and has determined that the decline in value is temporary and is related to the change in market interest rates since purchase. The decline in value is not related to any issuer- or industry-specific credit event. The Company has not identified any expected credit losses on its debt securities as of December 31, 2023 and 2022. The Company bases this conclusion in part on its periodic review of the credit ratings of the AFS securities or reviews of the financial condition of the issuers. In addition, as of December 31, 2023 and 2022, the Company had not made a decision to sell any of its debt securities held, nor did the Company consider it more likely than not that it would be required to sell such securities before recovery of their amortized cost basis.

The following tables present the fair value of investment securities AFS and HTM by contractual maturity along with the associated contractual yield.

	At December 31, 2023
	Within one year		After one year through five years		After five years through ten years		After ten years		Total
(dollars in thousands)	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield

AFS
Municipal bonds	$—	—%	$5,856	1.84%	$60,775	3.36%	$338,243	3.01%	$404,874	3.04%
Corporate debt securities	4,425	3.53%	12,714	4.95%	21,408	3.89%	—	—%	38,547	4.21%
U.S. Treasury securities	—	—%	20,184	1.14%	—	—%	—	—%	20,184	1.14%
Agency debentures	16,977	4.93%	30,925	5.20%	7,758	2.15%	3,245	2.17%	58,905	4.51%
Total	$21,402	4.64%	$69,679	3.64%	$89,941	3.40%	$341,488	3.00%	$522,510	3.21%

HTM
Municipal bonds	$—	—%	$2,331	2.29%	$—	—%	$—	—%	$2,331	2.29%

	At December 31, 2022
	Within one year		After one year through five years		After five years through ten years		After ten years		Total
(dollars in thousands)	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield

AFS
Municipal bonds	$—	—%	$3,644	1.96%	$38,977	3.04%	$368,927	2.83%	$411,548	2.84%
Corporate debt securities	—	—%	15,342	5.13%	27,603	4.25%	—	—%	42,945	4.54%
U.S. Treasury securities	—	—%	—	—%	19,934	1.11%	—	—%	19,934	1.11%
Agency debentures	10,485	4.74%	16,993	4.94%	—	—%	—	—%	27,478	4.86%
Total	$10,485	4.74%	$35,979	4.69%	$86,514	2.97%	$368,927	2.83%	$501,905	3.01%

HTM
Municipal bonds	$—	—%	$2,385	2.04%	$—	—%	$—	—%	$2,385	2.04%

The weighted-average yield is computed using the contractual coupon for each security weighted based on the fair value of each security. MBS and CMOs are excluded from the tables above because such securities are not due on a single maturity date. The weighted average yield of MBS and CMOs as of December 31, 2023 and 2022 was 3.21% and 3.08%, respectively.

Sales of AFS investment securities were as follows:

	Years Ended December 31,
(in thousands)	2023	2022	2021

Proceeds	$4,693	$98,915	$28,187
Gross gains	3	1,585	288
Gross losses	—	(1,561)	(226)

The following table summarizes the carrying value of securities pledged as collateral to secure public deposits, borrowings and other purposes as permitted or required by law.

	At December 31,
(in thousands)	2023	2022

Federal Reserve Bank to secure borrowings	$647,104	$—
Washington, Oregon and California State to secure public deposits	10,654	212,806
Other securities pledged	1,440	2,011
Total securities pledged as collateral	$659,198	$214,817

The Company assesses the creditworthiness of the counterparties that hold the pledged collateral and has determined that these arrangements have little credit risk.

Tax-exempt interest income on investment securities was $11.3 million, $11.9 million and $10.2 million for 2023, 2022 and 2021, respectively.

NOTE 3-LOANS AND CREDIT QUALITY:
The Company's LHFI is divided into two portfolio segments, commercial loans and consumer loans. Within each portfolio segment, the Company monitors and assesses credit risk based on the risk characteristics of each of the following loan classes: non-owner occupied commercial real estate ("CRE"), multifamily, construction and land development, owner occupied CRE and commercial business loans within the commercial loan portfolio segment and single family and home equity and other loans within the consumer loan portfolio segment. LHFI consists of the following:

	At December 31,
(in thousands)	2023	2022

CRE
Non-owner occupied CRE	$641,885	$658,085
Multifamily	3,940,189	3,975,754
Construction/land development	565,916	627,663
Total	5,147,990	5,261,502
Commercial and industrial loans
Owner occupied CRE	391,285	443,363
Commercial business	359,049	359,747
Total	750,334	803,110
Consumer loans
Single family	1,140,279	1,009,001
Home equity and other	384,301	352,707
Total (1)	1,524,580	1,361,708
Total LHFI	7,422,904	7,426,320
ACL	(40,500)	(41,500)
Total LHFI less ACL	$7,382,404	$7,384,820
(1)    Includes $1.3 million and $5.9 million at December 31, 2023 and 2022, respectively, of loans where a fair value option election was made at the time of origination and, therefore, are carried at fair value with changes recognized in the consolidated income statements.

Loans totaling $5.1 billion and $5.2 billion at December 31, 2023 and 2022, respectively, were pledged to secure borrowings from the FHLB and loans totaling $1.2 billion and $497 million at December 31, 2023 and 2022, respectively, were pledged to secure borrowings from the FRBSF.

It is the Company's policy to make loans to officers, directors and their associates in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons. The following is a summary of activity during the years ended December 2023 and 2022 with respect to such aggregate loans to these related parties and their associates:

	Years Ended December 31,
(in thousands)	2023	2022

Beginning balance	$1,978	$1,548
New loans and advances, net of principal repayments	(46)	430
Ending balance	$1,932	$1,978

Credit Risk Concentrations

Concentrations of credit risk arise when a number of customers are engaged in similar business activities or activities in the same geographic region, or when they have similar economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic conditions.

LHFI are primarily secured by real estate located in the Pacific Northwest, California and Hawaii. At December 31, 2023 single family loans in the state of Washington represented 11% of the total LHFI portfolio. At December 31, 2023 and 2022, multifamily loans in the state of California represented 36% of the total LHFI portfolio.

Credit Quality
Management considers the level of ACL to be appropriate to cover credit losses expected over the life of the loans for the LHFI portfolio. The cumulative loss rate used as the basis for the estimate of credit losses is comprised of the Bank’s historical loss experience and eight qualitative factors for current and forecasted periods.

As of December 31, 2023, the historical expected loss rates decreased when compared to December 31, 2022. During 2023, expected loss rates decreased primarily due to product mix and risk level composition changes, and the qualitative factors increased due to deteriorated single family and commercial collateral conditions and commercial collateral forecasts offset by economic conditions performing better than expected and improved economic and single-family collateral forecasts. As of December 31, 2023, the Bank expects improvement in commercial collateral values and deterioration in single family collateral values over the two-year forecast period in the markets in which it operates. Additionally, over the two-year forecast period in the markets in which it operates, the Bank expects neutral economic forecasts, offset slightly by near-term deterioration in economic forecasts.

In addition to the ACL for LHFI, the Company maintains a separate allowance for unfunded loan commitments which is included in accounts payable and other liabilities on our consolidated balance sheets. The allowance for unfunded commitments was $1.8 million and $2.2 million at December 31, 2023 and 2022, respectively.
The Bank has elected to exclude accrued interest receivable from the evaluation of the ACL. Accrued interest on LHFI was $28.9 million and $26.9 million at December 31, 2023 and 2022, respectively and was reported in other assets on the consolidated balance sheets.

Activity in the ACL for LHFI and the allowance for unfunded commitments was as follows:

	Years Ended December 31,
(in thousands)	2023	2022	2021

Beginning balance	$41,500	$47,123	$64,294
Provision for credit losses	(67)	(4,995)	(15,816)
Net (charge-offs) recoveries	(933)	(628)	(1,355)
Ending balance	$40,500	$41,500	$47,123

Allowance for unfunded commitments
Beginning balance	$2,197	$2,404	$1,588
Provision for credit losses	(374)	(207)	816
Ending balance	$1,823	$2,197	$2,404

Provision for credit losses:
Allowance for credit losses-loans	$(67)	$(4,995)	$(15,816)
Allowance for unfunded commitments	(374)	(207)	816
Total	$(441)	$(5,202)	$(15,000)

Activity in the ACL by loan portfolio and loan sub-class was as follows:

	Year Ended December 31, 2023
(in thousands)	Beginning balance	Charge-offs	Recoveries	Provision	Ending balance

CRE
Non-owner occupied CRE	$2,102	$—	$—	$508	$2,610
Multifamily	10,974	—	—	2,119	13,093
Construction/land development
Multifamily construction	998	—	—	2,985	3,983
CRE construction	196	—	—	(7)	189
Single family construction	12,418	—	—	(5,053)	7,365
Single family construction to permanent	1,171	—	—	(499)	672
Total	27,859	—	—	53	27,912
Commercial and industrial loans
Owner occupied CRE	1,030	—	—	(131)	899
Commercial business	3,247	(1,062)	87	678	2,950
Total	4,277	(1,062)	87	547	3,849
Consumer loans
Single family	5,610	—	23	(346)	5,287
Home equity and other	3,754	(319)	338	(321)	3,452
Total	9,364	(319)	361	(667)	8,739
Total ACL	$41,500	$(1,381)	$448	$(67)	$40,500

	Year Ended December 31, 2022
(in thousands)	Beginning balance	Charge-offs	Recoveries	Provision	Ending balance

CRE
Non-owner occupied CRE	$7,509	$—	$—	$(5,407)	$2,102
Multifamily	5,854	—	—	5,120	10,974
Construction/land development
Multifamily construction	507	—	—	491	998
CRE construction	150	—	—	46	196
Single family construction	6,411	—	—	6,007	12,418
Single family construction to permanent	1,055	—	—	116	1,171
Total	21,486	—	—	6,373	27,859
Commercial and industrial loans
Owner occupied CRE	5,006		—	(3,976)	1,030
Commercial business	12,273	(1,098)	163	(8,091)	3,247
Total	17,279	(1,098)	163	(12,067)	4,277
Consumer loans
Single family	4,394	—	143	1,073	5,610
Home equity and other	3,964	(168)	332	(374)	3,754
Total	8,358	(168)	475	699	9,364
Total ACL	$47,123	$(1,266)	$638	$(4,995)	$41,500

	Year Ended December 31, 2021
(in thousands)	Beginning balance	Charge-offs	Recoveries	Provision	Ending balance

CRE
Non-owner occupied CRE	$8,845	$—	$—	$(1,336)	$7,509
Multifamily	6,072	—	—	(218)	5,854
Construction/land development
Multifamily construction	4,903	—	—	(4,396)	507
CRE construction	1,670	—	—	(1,520)	150
Single family construction	5,130	—	—	1,281	6,411
Single family construction to permanent	1,315	—	—	(260)	1,055
Total	27,935	—	—	(6,449)	21,486
Commercial and industrial loans
Owner occupied CRE	4,994	—	—	12	5,006
Commercial business	17,043	(1,739)	146	(3,177)	12,273
Total	22,037	(1,739)	146	(3,165)	17,279
Consumer loans
Single family	6,906	(127)	291	(2,676)	4,394
Home equity and other	7,416	(483)	557	(3,526)	3,964
Total	14,322	(610)	848	(6,202)	8,358
Total ACL	$64,294	$(2,349)	$994	$(15,816)	$47,123

Credit Quality Indicators
Management regularly reviews loans in the portfolio to assess credit quality indicators and to determine appropriate loan classification and grading in accordance with applicable bank regulations. The Company's risk rating methodology assigns risk ratings ranging from 1 to 10, where a higher rating represents higher risk. The risk rating of 9 is not used.

Per the Company's policies, most commercial loans pools are non-homogenous and are regularly assessed for credit quality. The rating categories can be generally described by the following groupings for non-homogeneous loans:
•1-6: These loans meet the definition of "Pass" assets. They are well protected by the current net worth and paying capacity of the obligor (or guarantors, if any) or by the fair value, less costs to acquire and sell in a timely manner, of any underlying collateral.
•7: These loans meet the regulatory definition of "Special Mention." They contain potential weaknesses, that if uncorrected may result in deterioration of the likelihood of repayment or in the Bank’s credit position.
•8: These loans meet the regulatory definition of "Substandard." They are inadequately protected by the current sound worth and paying capacity of the borrower or of the collateral pledged, if any. They have well-defined weaknesses and have unsatisfactory characteristics causing unacceptable levels of risk.
•10: A loan, or the portion of a loan determined to meet the regulatory definition of “Loss.” The amounts classified as loss have been charged-off.

The risk rating categories can be generally described by the following groupings for homogeneous loans:
•1-6: These loans meet the definition of "Pass" assets. A homogenous "Pass" loan is typically risk rated based on payment performance.
•7: These loans meet the regulatory definition of “Special Mention.” A homogeneous special mention loan, risk rated 7, is less than 90 days past due from the required payment date at month-end.
•8: These loans meet the regulatory definition of “Substandard.” A homogeneous substandard loan, risk rated 8, is 90 days or more past due from the required payment date at month-end.
•10: These loans meet the regulatory definition of "Loss." A closed-end homogeneous loan not secured by real estate is risk rated 10 when past due 120 cumulative days or more from the contractual due date. Closed-end homogenous loans secured by real estate and all open-end homogenous loans are risk rated 10 when past due 180 cumulative days or more from the contractual due date. These loans, or the portion of these loans classified as loss, are generally charged-off in the month in which the applicable past due period elapses.

Small balance commercial loans are generally considered homogenous unless 30 days or more past due. The risk rating classification for such loans are based on the non-homogenous definitions noted above.

The following table presents a vintage analysis of the commercial portfolio segment by loan sub-class and risk rating or delinquency status:

	At December 31, 2023
(in thousands)	2023	2022	2021	2020	2019	2018 and prior	Revolving	Revolving-term	Total

COMMERCIAL PORTFOLIO
Non-owner occupied CRE
Pass	$1,499	$70,388	$71,217	$41,235	$118,900	$286,379	$601	$—	$590,219
Special Mention	—	—	—	—	686	34,177	—	—	34,863
Substandard	—	—	—	—	16,230	—	573	—	16,803
Total	1,499	70,388	71,217	41,235	135,816	320,556	1,174	—	641,885
Multifamily
Pass	108,274	1,813,647	1,151,677	475,708	189,567	177,712	—	—	3,916,585
Special Mention	—	—	3,942	12,887	2,368	1,344	—	—	20,541
Substandard	—	—	—	—	—	3,063	—	—	3,063
Total	108,274	1,813,647	1,155,619	488,595	191,935	182,119	—	—	3,940,189
Multifamily construction
Pass	(198)	56,013	112,234	—	—	—	—	—	168,049
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Total	(198)	56,013	112,234	—	—	—	—	—	168,049
CRE construction
Pass	7	—	14,685	—	—	—	—	—	14,692
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	3,821	—	—	—	—	3,821
Total	7	—	14,685	3,821	—	—	—	—	18,513
Single family construction
Pass	75,305	39,621	12,294	—	—	72	146,758	—	274,050
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Total	75,305	39,621	12,294	—	—	72	146,758	—	274,050
Single family construction to permanent
Current	27,114	56,469	19,871	1,850	—	—	—	—	105,304
Past due:
30-59 days	—	—	—	—	—	—	—	—	—
60-89 days	—	—	—	—	—	—	—	—	—
90+ days	—	—	—	—	—	—	—	—	—
Total	27,114	56,469	19,871	1,850	—	—	—	—	105,304
Owner occupied CRE
Pass	12,459	68,399	39,629	43,399	65,392	111,199	2	1,122	341,601
Special Mention	1,871	1,478	9,290	—	2,956	28,784	—	—	44,379
Substandard	1	—	—	—	253	5,051	—	—	5,305
Total	14,331	69,877	48,919	43,399	68,601	145,034	2	1,122	391,285
Commercial business
Pass	17,970	45,892	27,227	33,404	16,198	24,903	157,656	973	324,223
Special Mention	—	11,465	2,891	—	452	38	3,485	—	18,331
Substandard	—	—	2,134	7,601	3,788	1,886	1,021	65	16,495
Total	17,970	57,357	32,252	41,005	20,438	26,827	162,162	1,038	359,049
Total commercial portfolio	$244,302	$2,163,372	$1,467,091	$619,905	$416,790	$674,608	$310,096	$2,160	$5,898,324

The following table presents a vintage analysis of the consumer portfolio segment by loan sub-class and delinquency status:

	At December 31, 2023
(in thousands)	2023	2022	2021	2020	2019	2018 and prior	Revolving	Revolving-term	Total

CONSUMER PORTFOLIO
Single family
Current	$27,011	$354,691	$313,866	$147,183	$49,126	$245,574	$—	$—	$1,137,451
Past due:
30-59 days	—	—	—	—	—	781	—	—	781
60-89 days	—	—	—	—	—	1,374	—	—	1,374
90+ days	—	—	—	—	—	673	—	—	673
Total	27,011	354,691	313,866	147,183	49,126	248,402	—	—	1,140,279
Home equity and other
Current	2,165	2,493	311	121	46	1,631	370,462	5,483	382,712
Past due:
30-59 days	8	2	—	—	—	—	802	162	974
60-89 days	1	3	—	—	—	—	419	—	423
90+ days	—	—	—	—	—	24	162	6	192
Total	2,174	2,498	311	121	46	1,655	371,845	5,651	384,301
Total consumer portfolio (1)	$29,185	$357,189	$314,177	$147,304	$49,172	$250,057	$371,845	$5,651	$1,524,580
Total LHFI	$273,487	$2,520,561	$1,781,268	$767,209	$465,962	$924,665	$681,941	$7,811	$7,422,904
(1)    Includes $1.3 million of loans where a fair value option election was made at the time of origination and, therefore, are carried at fair value with changes in fair value recognized in the consolidated income statements.

The following table presents a vintage analysis of the commercial portfolio segment by loan sub-class and risk rating or delinquency status:

	At December 31, 2022
(in thousands)	2022	2021	2020	2019	2018	2017 and prior	Revolving	Revolving-term	Total

COMMERCIAL PORTFOLIO
Non-owner occupied CRE
Pass	$68,301	$68,356	$42,181	$139,760	$87,197	$242,544	$2,016	$786	$651,141
Special Mention	—	—	—	—	2,702	4,242	—	—	6,944
Substandard	—	—	—	—	—	—	—	—	—
Total	68,301	68,356	42,181	139,760	89,899	246,786	2,016	786	658,085
Multifamily
Pass	1,828,568	1,165,434	528,077	221,974	59,340	140,126	—	—	3,943,519
Special Mention	—	—	4,893	19,834	—	7,508	—	—	32,235
Substandard	—	—	—	—	—	—	—	—	—
Total	1,828,568	1,165,434	532,970	241,808	59,340	147,634	—	—	3,975,754
Multifamily construction
Pass	18,110	63,394	13,613	—	—	—	—	—	95,117
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Total	18,110	63,394	13,613	—	—	—	—	—	95,117
CRE construction
Pass	341	14,348	3,960	—	—	305	—	—	18,954
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Total	341	14,348	3,960	—	—	305	—	—	18,954
Single family construction
Pass	149,133	50,936	24,807	519	—	74	123,303	—	348,772
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	6,782	—	—	—	—	—	—	6,782
Total	149,133	57,718	24,807	519	—	74	123,303	—	355,554
Single family construction to permanent
Current	66,034	76,814	11,128	3,268	794	—	—	—	158,038
Past due:
30-59 days	—	—	—	—	—	—	—	—	—
60-89 days	—	—	—	—	—	—	—	—	—
90+ days	—	—	—	—	—	—	—	—	—
Total	66,034	76,814	11,128	3,268	794	—	—	—	158,038
Owner occupied CRE
Pass	70,192	51,919	44,778	71,652	36,457	139,691	3	1,104	415,796
Special Mention	—	743	—	—	6,179	13,485	—	—	20,407
Substandard	—	—	—	—	2,149	5,011	—	—	7,160
Total	70,192	52,662	44,778	71,652	44,785	158,187	3	1,104	443,363
Commercial business
Pass	65,566	42,921	45,940	18,594	13,548	18,779	130,427	2,041	337,816
Special Mention	—	612	—	3,577	9	3,444	403	—	8,045
Substandard	—	338	2,638	4,449	2,591	2,206	1,563	101	13,886
Total	65,566	43,871	48,578	26,620	16,148	24,429	132,393	2,142	359,747
Total commercial portfolio	$2,266,245	$1,542,597	$722,015	$483,627	$210,966	$577,415	$257,715	$4,032	$6,064,612

The following table presents a vintage analysis of the consumer portfolio segment by loan sub-class and delinquency status:

	At December 31, 2022
(in thousands)	2022	2021	2020	2019	2018	2017 and prior	Revolving	Revolving-term	Total

CONSUMER PORTFOLIO
Single family
Current	$273,786	$253,937	$152,773	$49,302	$43,511	$231,277	$—	$—	$1,004,586
Past due:
30-59 days	—	—	—	—	340	2,113	—	—	2,453
60-89 days	—	—	—	—	—	258	—	—	258
90+ days	—	—	—	290	273	1,141	—	—	1,704
Total	273,786	253,937	152,773	49,592	44,124	234,789	—	—	1,009,001
Home equity and other
Current	4,156	692	220	150	72	1,593	340,567	4,017	351,467
Past due:
30-59 days	—	6	—	—	—	9	446	—	461
60-89 days	6	24	—	—	—	48	517	—	595
90+ days	—	—	—	—	—	151	33	—	184
Total	4,162	722	220	150	72	1,801	341,563	4,017	352,707
Total consumer portfolio (1)	$277,948	$254,659	$152,993	$49,742	$44,196	$236,590	$341,563	$4,017	$1,361,708
Total LHFI	$2,544,193	$1,797,256	$875,008	$533,369	$255,162	$814,005	$599,278	$8,049	$7,426,320
(1)    Includes $5.9 million of loans where a fair value option election was made at the time of origination and, therefore, are carried at fair value with changes in fair value recognized in the consolidated income statements.

The following table presents a vintage analysis of the commercial and consumer portfolio segment by loan sub-class and gross charge-offs:

	At December 31, 2023
(in thousands)	2023	2022	2021	2020	2019	2018 and prior	Revolving	Revolving-term	Total

COMMERCIAL PORTFOLIO
Commercial business
Gross charge-offs	$—	$—	$(184)	$—	$(1,136)	$295	$13	$(50)	$(1,062)
CONSUMER PORTFOLIO
Home equity and other
Gross charge-offs	—	(106)	(22)	—	—	(4)	(187)	—	(319)
Total LHFI	$—	$(106)	$(206)	$—	$(1,136)	$291	$(174)	$(50)	$(1,381)

Collateral Dependent Loans
The following table presents the amortized cost basis of collateral-dependent loans by loan sub-class and collateral type:

	At December 31, 2023
(in thousands)	Land	1-4 Family	Non-residential real estate	Other non-real estate	Total
CRE
Non-owner occupied CRE	$—	$573	$16,230	$—	$16,803
Construction/land development
CRE construction	—	—	3,821	—	3,821
Total	—	573	20,051	—	20,624

Commercial and industrial loans
Commercial business	—	2,788	5,471	4,587	12,846
Total	—	2,788	5,471	4,587	12,846
Consumer loans
Single family	—	773	—	—	773
Total	—	773	—	—	773
Total collateral-dependent loans	$—	$4,134	$25,522	$4,587	$34,243

	At December 31, 2022
(in thousands)	Land	1-4 Family	Non-residential real estate	Other non-real estate	Total

Commercial and industrial loans
Owner occupied CRE	$1,111	$—	$1,410	$—	$2,521
Commercial business	62	3,186	562	—	3,810
Total collateral-dependent loans	$1,173	$3,186	$1,972	$—	$6,331

Nonaccrual and Past Due Loans
The following table presents nonaccrual status for loans:

	At December 31, 2023		At December 31, 2022
(in thousands)	Nonaccrual with no related ACL	Total Nonaccrual	Nonaccrual with no related ACL	Total Nonaccrual
CRE
Non-owner occupied CRE	$16,803	$16,803	$—	$—
Construction/land development
CRE construction	3,821	3,821	—	—
Total	20,624	20,624	—	—

Commercial and industrial loans
Owner occupied CRE	706	706	2,521	2,521
Commercial business	13,151	13,686	785	4,269
Total	13,857	14,392	3,306	6,790
Consumer loans
Single family	773	2,650	332	2,584
Home equity and other	—	1,310	3	681
Total	773	3,960	335	3,265
Total nonaccrual loans	$35,254	$38,976	$3,641	$10,055

The following tables present an aging analysis of past due loans by loan portfolio segment and loan sub-class:

	At December 31, 2023
	Past Due and Still Accruing
(in thousands)	30-59 days	60-89 days	90 days or more		Nonaccrual	Total past due and nonaccrual (1)	Current	Total loans

CRE
Non-owner occupied CRE	$—	$—	$—		$16,803	$16,803	$625,082	$641,885
Multifamily	—	1,915	—		—	1,915	3,938,274	3,940,189
Construction/land development
Multifamily construction	—	—	—		—	—	168,049	168,049
CRE construction	—	—	—		3,821	3,821	14,692	18,513
Single family construction	—	—	—		—	—	274,050	274,050
Single family construction to permanent	—	—	—		—	—	105,304	105,304
Total	—	1,915	—		20,624	22,539	5,125,451	5,147,990
Commercial and industrial loans
Owner occupied CRE	—	—	—		706	706	390,579	391,285
Commercial business	—	—	—		13,686	13,686	345,363	359,049
Total	—	—	—		14,392	14,392	735,942	750,334
Consumer loans
Single family	5,174	1,993	4,261	(2)	2,650	14,078	1,126,201	1,140,279
Home equity and other	974	225	—		1,310	2,509	381,792	384,301
Total	6,148	2,218	4,261		3,960	16,587	1,507,993	1,524,580	(3)
Total loans	$6,148	$4,133	$4,261		$38,976	$53,518	$7,369,386	$7,422,904
%	0.08%	0.05%	0.06%		0.53%	0.72%	99.28%	100.00%

	At December 31, 2022
	Past Due and Still Accruing
(in thousands)	30-59 days	60-89 days	90 days or more		Nonaccrual	Total past due and nonaccrual (1)	Current	Total loans

CRE
Non-owner occupied CRE	$—	$—	$—		$—	$—	$658,085	$658,085
Multifamily	—	—	—		—	—	3,975,754	3,975,754
Construction/land development
Multifamily construction	—	—	—		—	—	95,117	95,117
CRE construction	—	—	—		—	—	18,954	18,954
Single family construction	—	—	—		—	—	355,554	355,554
Single family construction to permanent	—	—	—		—	—	158,038	158,038
Total	—	—	—		—	—	5,261,502	5,261,502
Commercial and industrial loans
Owner occupied CRE	—	—	—		2,521	2,521	440,842	443,363
Commercial business	—	—	—		4,269	4,269	355,478	359,747
Total	—	—	—		6,790	6,790	796,320	803,110
Consumer loans
Single family	4,556	1,724	4,372	(2)	2,584	13,236	995,765	1,009,001
Home equity and other	267	296	—		681	1,244	351,463	352,707
Total	4,823	2,020	4,372		3,265	14,480	1,347,228	1,361,708	(3)
Total loans	$4,823	$2,020	$4,372		$10,055	$21,270	$7,405,050	$7,426,320
%	0.06%	0.03%	0.06%		0.14%	0.29%	99.71%	100.00%
(1)Includes loans whose repayments are insured by the FHA or guaranteed by the VA or SBA of $12.4 million and $10.6 million at December 31, 2023 and 2022, respectively.
(2)FHA-insured and VA-guaranteed single family loans that are 90 days or more past due are maintained on accrual status if they are determined to have little to no risk of loss.
(3)Includes $1.3 million and $5.9 million of loans at December 31, 2023 and 2022, respectively, where a fair value option election was made at the time of origination and, therefore, are carried at fair value with changes in fair value recognized in our consolidated income statements.

Loan Modifications

The Company provides MBFDs which may include delays in payment of amounts due, extension of the terms of the notes or reduction in the interest rates on the notes. In certain instances, the Company may grant more than one type of modification. The granting of modifications for the years ended December 31, 2023 and 2022 did not have a material impact on the ACL. The following tables provide information related to MBFDs for the years ended December 31, 2023 and 2022 disaggregated by class of financing receivable and type of concession granted:

	Significant Payment Delay
	Years Ended December 31,
	2023		2022
(in thousands, except percentages)	Amortized Cost Basis at Period End	% of Total Class of Financing Receivable	Amortized Cost Basis at Period End	% of Total Class of Financing Receivable
Commercial business	$839	0.23%	$—	—%
Single family	1,082	0.09%	1,377	0.14%
Home equity and other	—	—%	69	0.02%

	Term Extension
	Years Ended December 31,
	2023		2022
(in thousands, except percentages)	Amortized Cost Basis at Period End	% of Total Class of Financing Receivable	Amortized Cost Basis at Period End	% of Total Class of Financing Receivable
Commercial business	$9,850	2.74%	$1,562	0.43%
Single family	273	0.02%	269	0.03%

	Interest Rate Reduction and Significant Payment Delay
	Years Ended December 31,
	2023		2022
(in thousands, except percentages)	Amortized Cost Basis at Period End	% of Total Class of Financing Receivable	Amortized Cost Basis at Period End	% of Total Class of Financing Receivable
Commercial business	$—	—%	$459	0.13%

	Interest Rate Reduction and Term Extension
	Years Ended December 31,
	2023		2022
(in thousands, except percentages)	Amortized Cost Basis at Period End	% of Total Class of Financing Receivable	Amortized Cost Basis at Period End	% of Total Class of Financing Receivable
Single family	$—	—%	$814	0.08%

	Significant Payment Delay and Term Extension
	Year Ended December 31,
	2023		2022
(in thousands, except percentages)	Amortized Cost Basis at Period End	% of Total Class of Financing Receivable	Amortized Cost Basis at Period End	% of Total Class of Financing Receivable
Non-owner occupied CRE	$16,230	2.53%	$—	—%
Construction/land development	3,821	0.68%	—	—%
Single family	2,526	0.22%	13,742	1.36%
Home equity and other	—	—%	51	0.01%

	Interest Rate Reduction, Significant Payment Delay and Term Extension
	Years Ended December 31,
	2023		2022
(in thousands, except percentages)	Amortized Cost Basis at Period End	% of Total Class of Financing Receivable	Amortized Cost Basis at Period End	% of Total Class of Financing Receivable
Single family	$191	0.02%	$6,500	0.64%

The following table describes the financial effect of the MBFDs:

Interest Rate Reduction
Years Ended December 31,
	2023	2022
Commercial business	—	Reduced weighted-average contractual interest rate from 5.72% to 4.00%.
Single family	Reduced weighted-average contractual interest rate from 5.25% to 5.00%.	Reduced weighted-average contractual interest rate from 4.25% to 3.31%.

Significant Payment Delay
Years Ended December 31,
	2023	2022
Non-owner occupied CRE	The weighted average amortization period of the loans were extended 3.7 years.	—
Construction/land development	The weighted average amortization period of the loans were extended 2.7 years.	—
Commercial business	The weighted average amortization period of the loans were extended 5.2 years.	—
Single family	Provided payment deferrals to borrowers. A weighted average 0.37% of loan balances were capitalized and added to the remaining term of the loan.	Provided payment deferrals to borrowers. A weighted average 0.22% of loan balances were capitalized and added to the remaining term of the loan.
Home equity and other	—	Provided payment deferrals to borrowers. A weighted average 3.47% of loan balances were capitalized and added to the remaining term of the loan.

Term Extension
Years Ended December 31,
	2023	2022
Non-owner occupied CRE	The weighted average duration of loan payments deferred is 2.1 years.	—
Construction/land development	The weighted average duration of loan payments deferred is 1.6 years.	—
Commercial business	Added a weighted average 1.2 years to the life of loans, which reduced the monthly payment amounts to the borrowers.	Added a weighted average 0.8 years to the life of loans, which reduced the monthly payment amounts to the borrowers.
Single family	Added a weighted average 4.9 years to the life of loans, which reduced the monthly payment amounts to the borrowers.	Added a weighted average 4.4 years to the life of loans, which reduced the monthly payment amounts to the borrowers.
Home equity and other	—	Added a weighted average 16.1 years to the life of loans, which reduced the monthly payment amounts to the borrowers.

Upon determination that a modified loan (or portion of a loan) has subsequently been deemed uncollectible, the loan (or portion of the loan) is written off. Therefore, the amortized cost basis of the loan is reduced by the uncollectible amount and the allowance for credit losses is adjusted by the same amount.

The following table depicts the payment status of loans that were modified to borrowers experiencing financial difficulties on or after October 1, 2022 through September 30, 2023:

	Payment Status (Amortized Cost Basis) at December 31, 2023
(in thousands)	Current	30-89 Days Past Due	90+ Days Past Due
Non-owner occupied CRE	$16,230	$—	$—
Construction/land development	3,821	—	—
Commercial business	8,873	976	—
Single family	2,627	1,285	324
Total	$31,551	$2,261	$324

The following table depicts the payment status of loans that were modified to borrowers experiencing financial difficulties on or after January 1, 2022, the date we adopted ASU 2022-02 through September 30, 2022:

	Payment Status (Amortized Cost Basis) at December 31, 2022
(in thousands)	Current	30-89 Days Past Due	90+ Days Past Due
Commercial business	$2,021	$—	$—
Single family	19,908	1,831	198
Home equity and other	120	—	—
Total	$22,049	$1,831	$198

The following tables provide the amortized cost basis as of December 31, 2023 of MBFDs, on or after October 1, 2022, through September 30, 2023 and subsequently had a payment default:

	Amortized Cost Basis of Modified Loans That Subsequently Defaulted Year Ended December 31, 2023
(in thousands)	Significant Payment Delay	Term Extension	Interest Rate Reduction and Term Extension	Significant Payment Delay and Term Extension	Interest Rate Reduction, Significant Payment Delay and Term Extension
Commercial business	$—	$976	$—	$—	$—
Single family	—	—	—	1,354	—
Total	$—	$976	$—	$1,354	$—

The following tables provide the amortized cost basis as of December 31, 2022 of MBFDs, on or after January 1, 2022, the date we adopted ASU 2022-02 through September 30, 2022 and subsequently had a payment default:

	Amortized Cost Basis of Modified Loans That Subsequently Defaulted Year Ended December 31, 2022
(in thousands)	Significant Payment Delay	Term Extension	Interest Rate Reduction and Term Extension	Significant Payment Delay and Term Extension	Interest Rate Reduction, Significant Payment Delay and Term Extension
Single family	$340	$—	$—	$1,198	$764

NOTE 4–PREMISES AND EQUIPMENT, NET:

Premises and equipment consisted of the following:

	At December 31,
(in thousands)	2023	2022

Furniture and equipment	$56,777	$55,539
Leasehold improvements	38,870	40,970
Land and buildings	42,153	35,898
Total	137,800	132,407
Less: accumulated depreciation	(84,218)	(81,235)
Net	$53,582	$51,172

NOTE 5–DEPOSITS:

Deposit balances, including their weighted average rates, were as follows:

	At December 31,
	2023		2022
(dollars in thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate

Noninterest-bearing demand deposits	$1,306,503	—%	$1,399,912	—%
Interest bearing:
Interest-bearing demand deposits	344,748	0.25%	466,490	0.10%
Savings	261,508	0.06%	258,977	0.06%
Money market	1,622,665	1.79%	2,383,209	1.22%
Certificates of deposit	3,227,954	4.47%	2,943,331	3.07%
Total interest bearing deposits	5,456,875	3.19%	6,052,007	1.98%
Total deposits	$6,763,378	2.58%	$7,451,919	1.61%

There were $255 million and $351 million in public funds included in deposits at December 31, 2023 and 2022, respectively.

Certificates of deposit outstanding mature as follows:

(in thousands)	December 31, 2023

Within one year	$3,022,871
One to two years	180,304
Two to three years	12,812
Three to four years	5,066
Four to five years	6,799
Thereafter	102
Total	$3,227,954

The aggregate amount of time deposits in denominations of more than the FDIC limit of $250,000 at December 31, 2023 and 2022 was $194 million and $189 million, respectively. There were $1.2 billion and $1.4 billion of brokered deposits at December 31, 2023 and 2022, respectively.

NOTE 6– BORROWINGS:
During 2023, the Company borrowed $1.2 billion and repaid $535 million from the Federal Reserve Bank ("FRB") under the Bank Term Funding Program ("BTFP"). The BTFP offers up to one year fixed-rate term borrowings that are prepayable without penalty. At December 31, 2023 the Company had $645 million outstanding under the BTFP.

The balances, maturity and rate of the outstanding borrowings from the FHLB and the FRB BTFP were as follows:

	At December 31,
	2023		2022
(dollars in thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate

Within one year	$745,000	4.75%	$16,000	4.60%
One to three years	450,000	4.56%	450,000	4.31%
Three through five years	550,000	4.35%	550,000	4.35%
Total	$1,745,000	4.58%	$1,016,000	4.33%

At December 31, 2023 and 2022 the Bank had available borrowing capacity of $2.1 billion and $2.6 billion respectively, from the FHLB,and $710 million and $340 million, respectively from the FRBSF. The Bank is a member of the AFX, through which it may either borrow or lend funds on an overnight or short-term basis with a group of pre-approved commercial banks. The availability of funds changes daily. As of December 31, 2023, the were no balances outstanding.

As of December 31, 2023 and 2022, the Company held $55.3 million and $49.3 million, respectively, of FHLB stock.

NOTE 7–LONG-TERM DEBT:

At December 31, 2023 and 2022, the Company had outstanding $98 million of subordinated notes (the “Notes”) which have a face amount of $100 million, have a maturity date of January 30, 2032 and bear interest at a rate of 3.5% per annum until January 30, 2027. From January 30, 2027, until the maturity date or the date of earlier redemption, the Notes will bear interest equal to the three-month term Secured Overnight Financing Rate ("SOFR") plus 215 basis points.

At December 31, 2023 and 2022, the Company had outstanding $65 million and $64 million, respectively of Senior Notes which have a face amount of $65 million, have a maturity date of June 1, 2026 and bear interest at a rate of 6.50% per annum.

The Company issued trust preferred securities ("TRUPS") during the period from 2005 through 2007, resulting in a debt balance of $62 million outstanding at December 31, 2023 and 2022. In connection with the issuance of trust preferred securities, HomeStreet, Inc. issued to HomeStreet Statutory Trust, Junior Subordinated Deferrable Interest Debentures. The sole assets of the HomeStreet Statutory Trust are the Subordinated Debt Securities I, II, III, and IV.

The TRUPS outstanding as of December 31, 2023 and 2022 are as follows:

HomeStreet Statutory Trust
(dollars in thousands)	I	II	III	IV

Date issued	June 2005	September 2005	February 2006	March 2007
Amount	$5,155	$20,619	$20,619	$15,464
Interest rate (1)	3 MO SOFR + 1.96%	3 MO SOFR + 1.76%	3 MO SOFR + 1.63%	3 MO SOFR + 1.94%
Maturity date	June 2035	December 2035	March 2036	June 2037
Call option (2)	Quarterly	Quarterly	Quarterly	Quarterly
(1) These rates reflect the floating rates as of December 31, 2023.
(2) Call options are exercisable at par and are callable, without penalty on a quarterly basis.

NOTE 8–DERIVATIVES AND HEDGING ACTIVITIES:

To reduce the risk of significant interest rate fluctuations on the value of certain assets and liabilities, such as single family mortgage LHFS and MSRs, the Company utilizes derivatives as economic hedges. The notional amounts and fair values for derivatives, all of which are economic hedges, are included in other assets or accounts payable and other liabilities on the consolidated balance sheets, consist of the following:

	At December 31, 2023
	Notional amount	Fair value derivatives
(in thousands)		Asset	Liability

Forward sale commitments	$87,509	$151	$(288)
Interest rate lock commitments	21,790	411	—
Interest rate swaps	235,521	10,489	(10,492)
Futures	12,200	—	(3)
Options	9,300	132	—
Total derivatives before netting	$366,320	$11,183	$(10,783)
Netting adjustment/Cash collateral (1)		(10,119)	195
Carrying value on consolidated balance sheet		$1,064	$(10,588)

	At December 31, 2022
	Notional amount	Fair value derivatives
(in thousands)		Asset	Liability

Forward sale commitments	$51,252	$293	$(151)
Interest rate lock commitments	17,463	141	(36)
Interest rate swaps	236,533	13,093	(13,093)
Futures	23,000	18	—
Options	14,000	218	—
Total derivatives before netting	$342,248	13,763	(13,280)
Netting adjustment/Cash collateral (1)		(12,870)	101
Carrying value on consolidated balance sheet		$893	$(13,179)
(1)    Includes net cash collateral received of $9.9 million and $12.8 million at December 31, 2023 and 2022, respectively.
The Company nets derivative assets and liabilities when a legally enforceable master netting agreement exists between the Company and the derivative counterparty. Derivatives are reported at their respective fair values in the other assets or accounts payable and other liabilities line items on the consolidated balance sheets, with changes in fair value reflected in current period earnings.

The following tables present gross fair value and net carrying value information for derivative instruments:

(in thousands)	Gross fair value	Netting adjustments/Cash collateral (1)	Carrying value

At December 31, 2023
Derivative assets	$11,183	$(10,119)	$1,064
Derivative liabilities	(10,783)	195	(10,588)
At December 31, 2022
Derivative assets	$13,763	$(12,870)	$893
Derivative liabilities	(13,280)	101	(13,179)
(1)    Includes net cash collateral received of $9.9 million and $12.8 million at December 31, 2023 and 2022, respectively.

The collateral used under the Company's master netting agreements is typically cash, but securities may be used under agreements with certain counterparties. Receivables related to cash collateral that has been paid to counterparties are included in other assets. Payables related to cash collateral that has been received from counterparties are included in accounts payable and other liabilities. Interest is owed on amounts received from counterparties and we earn interest on cash paid to counterparties. Any securities pledged to counterparties as collateral remain on the consolidated balance sheets. At December 31, 2023 and 2022, the Company had liabilities of $10.1 million and $12.8 million, respectively, in cash collateral received from counterparties and receivables of $218 thousand and $25 thousand, respectively, in cash collateral paid to counterparties.
The following table presents the net gain (loss) recognized on economic hedge derivatives, within the respective line items in the consolidated income statements for the periods indicated:

	Years Ended December 31,
(in thousands)	2023	2022	2021

Recognized in noninterest income:
Net gain (loss) on loan origination and sale activities (1)	$804	$8,587	$(6,057)
Loan servicing income (loss) (2)	(1,255)	(11,769)	(8,238)
Other (3)	(3)	160	386
(1)Comprised of forward contracts used as an economic hedge of loans held for sale and interest rate lock commitments ("IRLCs") to customers.
(2)Comprised of futures, US Treasury options and forward contracts used as economic hedges of single family MSRs.
(3)Impact of interest rate swap agreements executed with commercial banking customers and broker dealer counterparties.

The notional amount of open interest rate swap agreements executed with commercial banking customers and broker dealer counterparties at December 31, 2023 and 2022 were $236 million and $237 million, respectively.

NOTE 9–MORTGAGE BANKING OPERATIONS:

LHFS consisted of the following:

	At December 31,
(in thousands)	2023	2022

Single family	$12,849	$14,075
CRE, multifamily and SBA	6,788	3,252
Total	$19,637	$17,327
Loans sold consisted of the following for the periods indicated:

	Years Ended December 31,
(in thousands)	2023	2022	2021

Single family	$335,751	$693,348	$2,046,811
CRE, multifamily and SBA	26,839	145,622	773,378
Total	$362,590	$838,970	$2,820,189

Gain on loan origination and sale activities, including the effects of derivative risk management instruments, consisted of the following:

	Years Ended December 31,
(in thousands)	2023	2022	2021

Single family	$8,500	$13,054	$66,850
CRE, multifamily and SBA	846	4,647	25,468
Total	$9,346	$17,701	$92,318

The Company's portfolio of loans serviced for others is primarily comprised of loans held in U.S. government and agency MBS issued by Fannie Mae, Freddie Mac and Ginnie Mae. The unpaid principal balance of loans serviced for others is as follows:

	At December 31,
(in thousands)	2023	2022

Single family	$5,316,304	$5,436,899
CRE, multifamily and SBA	1,900,039	1,938,484
Total	$7,216,343	$7,375,383

Under the terms of the sales agreements for single family loans sold to GSEs and other entities, the Company has made representations and warranties that the loans sold meet certain requirements. The Company may be required to repurchase mortgage loans or indemnify loan purchasers due to defects in the origination process of the loan, such as documentation errors, underwriting errors and judgments, early payment defaults and fraud. The total unpaid principal balance of loans sold on a servicing-retained basis that were subject to the terms and conditions of these representations and warranties totaled $5.3 billion and $5.4 billion as of December 31, 2023 and 2022, respectively. The following is a summary of changes in the Company's mortgage repurchase liability for single family loans sold on a servicing-retained and servicing-released basis included in accounts payable and other liabilities on the consolidated balance sheet for the periods indicated:

	Years Ended December 31,
(in thousands)	2023	2022

Balance, beginning of period	$2,232	$1,312
Additions, net of adjustments (1)	(330)	1,629
Realized losses (2)	(421)	(709)
Balance, end of period	$1,481	$2,232
(1)Includes additions for new loan sales and changes in estimated probable future repurchase losses on previously sold loans.
(2)Includes principal losses and accrued interest on repurchased loans, "make-whole" settlements, settlements with claimants and certain related expenses.

The Company has agreements with certain investors to advance scheduled principal and interest amounts on delinquent loans.
Advances are also made to fund the foreclosure and collection costs of delinquent loans prior to the recovery of reimbursable amounts from investors or borrowers. Advances of $2.9 million and $1.6 million were recorded in other assets as of December 31, 2023 and 2022, respectively.

When the Company has the unilateral right to repurchase Ginnie Mae pool loans it has previously sold (generally loans that are more than 90 days past due), the Company records the balance of the loans as other assets and other liabilities. At December 31, 2023 and 2022, delinquent or defaulted mortgage loans currently in Ginnie Mae pools that the Company has recognized on its consolidated balance sheets totaled $5.6 million and $6.9 million, respectively. The recognition of previously sold loans does not impact the accounting for the previously recognized MSRs.

Revenue from mortgage servicing, including the effects of derivative risk management instruments, consisted of the following:

	Years Ended December 31,
(in thousands)	2023	2022	2021

Servicing income, net:
Servicing fees and other	$26,134	$32,082	$35,342
Amortization of single family MSRs (1)	(6,378)	(9,951)	(19,669)
Amortization of multifamily and SBA MSRs	(5,778)	(7,692)	(7,581)
Total	13,978	14,439	8,092
Risk management, single family MSRs:
Changes in fair value of MSRs due to assumptions (2)	414	16,739	7,379
Net gain (loss) from economic hedging (3)	(1,744)	(18,790)	(8,238)
Total	(1,330)	(2,051)	(859)
Loan servicing income	$12,648	$12,388	$7,233
(1)Represents changes due to collection/realization of expected cash flows and curtailments.
(2)Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily reflected by changes in mortgage interest rates.
(3)The interest income from US Treasury notes securities used for hedging purposes, which is included in interest income on the consolidated income statements, was $1.4 million and $0.6 million in 2023 and 2022, respectively.

The Company determines fair value of single family MSRs using a valuation model that calculates the net present value of estimated future cash flows. Estimates of future cash flows include contractual servicing fees, ancillary income and costs of servicing, the timing of which are impacted by assumptions, primarily expected prepayment speeds and discount rates, which relate to the underlying performance of the loans. The changes in single family MSRs measured at fair value are as follows:

	Years Ended December 31,
(in thousands)	2023	2022	2021

Beginning balance	$76,617	$61,584	$49,966
Additions and amortization:
Originations	3,136	8,245	23,908
Purchases	460	—	—
Amortization (1)	(6,378)	(9,951)	(19,669)
Net additions and amortization	(2,782)	(1,706)	4,239
Changes in fair value assumptions (2)	414	16,739	7,379
Ending balance	$74,249	$76,617	$61,584
(1)Represents changes due to collection/realization of expected cash flows and curtailments.
(2)Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Key economic assumptions used in measuring the initial fair value of capitalized single family MSRs were as follows:

	Years Ended December 31,
(rates per annum) (1)	2023	2022	2021

Constant prepayment rate ("CPR") (2)	14.89%	10.91%	8.84%
Discount rate	11.99%	9.35%	8.23%
(1)Based on a weighted average.
(2)Represents the expected lifetime average CPR used in the model.

For single family MSRs, we use a discounted cash flow valuation technique which utilizes CPRs and discount rates as significant unobservable inputs as noted in the table below:

	At December 31, 2023		At December 31, 2022

	Range of Inputs	Average (1)	Range of Inputs	Average (1)
CPRs	6.80% - 32.50%	7.00%	6.01%- 11.10%	8.19%
Discount Rates	10.00% - 17.00%	10.00%	9.74% -16.88%	10.66%
(1) Weighted averages of all the inputs within the range.

To compute hypothetical sensitivities of the value of our single MSRs to immediate adverse changes in key assumptions, we computed the impact of changes in CPRs and in discount rates as outlined below:

(dollars in thousands)	At December 31, 2023

Fair value of single family MSRs	$74,249
Expected weighted-average life (in years)	8.23
CPR
Impact on fair value of 25 basis points adverse change in interest rates	$(668)
Impact on fair value of 50 basis points adverse change in interest rates	$(1,518)
Discount rate
Impact on fair value of 100 basis points increase	$(1,587)
Impact on fair value of 200 basis points increase	$(4,138)

Generally, increases in the CPR or the discount rate utilized in the fair value measurements of single family MSRs will result in a decrease in fair value. Conversely, decreases in the CPR or the discount rate will result in an increase in fair value. These sensitivities are hypothetical and subject to key assumptions of the underlying valuation model. As the table above demonstrates, the Company's methodology for estimating the fair value of MSRs is highly sensitive to changes in key assumptions. Changes in fair value resulting from changes in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the MSRs is calculated without changing any other assumption; in reality, changes in one factor may be associated with changes in another, which may magnify or counteract the sensitivities. Thus, any measurement of MSR fair value is limited by the conditions existing and assumptions made as of a particular point in time. Those assumptions may not be appropriate if they are applied to a different point in time.

MSRs resulting from the sale of multifamily loans are recorded at fair value and subsequently carried at the lower of amortized cost or fair value. Multifamily MSRs are amortized in proportion to, and over, the estimated period the net servicing income will be collected.

The changes in multifamily and SBA MSRs measured at LOCOM or fair value were as follows:

	Years Ended December 31,
(in thousands)	2023	2022	2021

Beginning balance	$35,256	$39,415	$35,774
Origination	509	3,533	11,222
Amortization	(5,778)	(7,692)	(7,581)
Ending balance	$29,987	$35,256	$39,415

Key economic assumptions used in measuring the initial fair value of capitalized multifamily MSRs were as follows:

	Years Ended December 31,
(rates per annum) (1)	2023	2022	2021

Discount rate	13.00%	13.00%	13.00%
(1)Based on a weighted average.
(2)Represents the expected lifetime average CPR used in the model.

For multifamily MSRs, we use a discounted cash flow valuation technique which utilizes CPRs and discount rates as significant unobservable inputs as noted in the table below:

	At December 31, 2023		At December 31, 2022

	Range of Inputs	Average (1)	Range of Inputs	Average (1)
Discount Rates	13.00% - 13.00%	13.00%	13.00% - 13.00%	13.00%
(1) Weighted averages of all the inputs within the range.

At December 31, 2023, the expected weighted-average life of the Company's multifamily and SBA MSRs was 11.50 years. Projected amortization expense for the gross carrying value of multifamily and SBA MSRs is estimated as follows:

(in thousands)	At December 31, 2023

2024	$5,318
2025	5,080
2026	4,598
2027	3,880
2028	3,425
2029 and thereafter	7,686
Carrying value of multifamily and SBA MSRs	$29,987

The projected amortization expense of multifamily and SBA MSRs is an estimate and subject to key assumptions of the underlying valuation model. The amortization expense for future periods was calculated by applying the same quantitative factors, such as actual MSR prepayment experience and discount rates, which were used to determine amortization expense. These factors are inherently subject to significant fluctuations, primarily due to the effect that changes in interest rates may have on expected loan prepayment experience. Accordingly, any projection of MSR amortization in future periods is limited by the conditions that existed at the time the calculations were performed and may not be indicative of actual amortization expense that will be recorded in future periods.

NOTE 10–COMMITMENTS, GUARANTEES AND CONTINGENCIES:

Commitments

In the ordinary course of business, the Company extends secured and unsecured open-end loans to meet the financing needs of its customers. In addition, the Company makes certain unfunded loan commitments as part of its lending activities that have not been recognized in the Company's financial statements. These include commitments to extend credit made as part of the Company's lending activities on loans the Company intends to hold in its LHFI portfolio.

These commitments include the following:

	At December 31,
(in thousands)	2023	2022

Unused consumer portfolio lines	$586,904	$531,784
Commercial portfolio lines (1)	648,609	788,108
Commitments to fund loans	38,426	46,067
Total	$1,273,939	$1,365,959
(1) Within the commercial portfolio, undistributed construction loan proceeds, where the Company has an obligation to advance funds for construction progress payments of $403 million and $525 million at December 31, 2023 and 2022, respectively.

The total amounts of unused commitments do not necessarily represent future credit exposure or cash requirements in that commitments may expire without being drawn upon. The Company has recorded an ACL on unfunded loan commitments, included in accounts payable and other liabilities on the consolidated balance sheets of $1.8 million and $2.2 million at December 31, 2023 and 2022, respectively.

The Company has entered into certain agreements to invest in qualifying small businesses and small enterprises and a tax exempt bond partnership that have not been recognized in the Company's financial statements. At December 31, 2023 and 2022 we had $10.7 million and $11.8 million, respectively, of future commitments to invest in these enterprises.

As of December 31, 2023, HomeStreet was obligated on a $135 million letter of credit to the FHLB which is being used as collateral for public fund deposits.

Guarantees

In the ordinary course of business, the Company sells loans through the Fannie Mae Multifamily Delegated Underwriting and Servicing Program ("DUS"®) that are subject to a credit loss sharing arrangement. The Company services the loans for Fannie Mae and shares in the risk of loss with Fannie Mae under the terms of the DUS contracts. Under the DUS program, the Company and Fannie Mae share losses on a pro rata basis, where the Company is responsible for losses incurred up to one-third of the principal balance on each loan with two-thirds of the loss covered by Fannie Mae. For loans that have been sold through this program, a liability is recorded for this loss sharing arrangement under the accounting guidance for guarantees. As of December 31, 2023 and 2022, the total unpaid principal balance of loans sold under this program was $1.8 billion. The Company's reserve liability related to this arrangement totaled $0.5 million and $0.6 million at December 31, 2023 and 2022, respectively. There were no actual losses incurred under this arrangement during 2023, 2022 or 2021.

Contingencies

In the normal course of business, the Company may have various legal claims and other similar contingent matters outstanding for which a loss may be realized. For these claims, the Company establishes a liability for contingent losses when it is probable that a loss has been incurred and the amount of loss can be reasonably estimated. For claims determined to be reasonably possible but not probable of resulting in a loss, there may be a range of possible losses in excess of the established liability. The Company did not have any material amounts reserved for legal claims as of December 31, 2023.

NOTE 11–INCOME TAXES:

Income tax (benefit) expense consisted of the following:

	Years Ended December 31,
(in thousands)	2023	2022	2021

Current expense
Federal	$2,900	$7,638	$23,240
State and local	980	1,633	3,191
Deferred (benefit) expense
Federal	(7,407)	7,304	4,325
State and local	(1,722)	1,545	511
Total	$(5,249)	$18,120	$31,267

Income tax (benefit) expense differed from amounts computed at the federal income tax statutory rate as follows:

	Years Ended December 31,
	2023		2022		2021
(in thousands, except rate)	Rate	Amount	Rate	Amount	Rate	Amount

Income (loss) before income taxes		$(32,757)		$84,660		$146,689

Federal tax statutory rate	21.00%	(6,879)	21.00%	17,779	21.00%	30,805
State tax - net of federal tax benefit	4.12%	(1,351)	2.92%	2,473	2.11%	3,090
Tax-exempt investments	3.86%	(1,266)	(2.72)%	(2,300)	(1.68)%	(2,461)
Low income housing tax benefits	3.20%	(1,047)	0.16%	133	(0.36)%	(532)
Stock-based compensation expense	(1.28)%	421	0.14%	121	(0.88)%	(1,287)
Goodwill	(14.13)%	4,627	0.17%	145	—%	—
Other	(0.75)%	246	(0.27)%	(231)	1.13%	1,652
Total	16.02%	$(5,249)	21.40%	$18,120	21.32%	$31,267

The following is a summary of the Company's deferred tax assets and liabilities:

	At December 31,
(in thousands)	2023	2022

Deferred tax assets
Provision for credit losses	$10,977	$10,501
Unrealized loss on investments AFS	28,571	31,431
Net operating loss carryforwards	370	628
Accrued liabilities	1,917	2,536
Other investments	463	572
Lease liabilities	9,019	10,877
Nonaccrual interest	1,112	513
Intangibles	4,725	—
Stock based compensation	782	737
Loan valuation	274	311
Other	401	694
Total	58,611	58,800

Deferred tax liabilities
Mortgage servicing rights	(24,204)	(25,725)
Deferred loan fees and costs	(8,967)	(9,565)
Lease right-of-use assets	(6,906)	(8,415)
Premises and equipment	(364)	(2,486)
Intangibles	—	(694)
Other	—	(14)
Total	(40,441)	(46,899)
Net deferred tax asset (liability)	$18,170	$11,901

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to fully utilize the existing deferred tax assets. As of December 31, 2023, management determined that sufficient evidence exists to support the future utilization of all of the Company's deferred tax assets.

The Company has state net operating loss carryforwards of $4.4 million and $7.5 million as of December 31, 2023 and 2022, respectively, that will expire at various dates from 2024 to 2036. Utilization of net operating loss carryforwards is subject to an annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986, as amended.

Retained earnings at December 31, 2023 and 2022 include approximately $12.7 million in tax basis bad debt reserves for which no income tax liability has been recorded. This represents the balance of bad debt reserves created for tax purposes as of December 31, 1987. These amounts are subject to recapture (i.e., included in taxable income) if certain events occur, such as in the event HomeStreet Bank ceases to be a bank. In the event of recapture, the Company will incur both federal and state tax liabilities on this pre-1988 bad debt reserve balance at the then prevailing corporate tax rates.

The Company had no recorded unrecognized tax position as of December 31, 2023 or 2022.

We are currently under examination, or subject to examination, by various U.S. federal and state taxing authorities. The Company is no longer subject to federal income tax examinations for tax years prior to 2020 or state income tax examination for tax years prior to 2019, generally.

NOTE 12–RETIREMENT BENEFIT PLAN:

The Company maintains a 401(k) Savings Plan for the benefit of its employees. Substantially all of the Company's employees are eligible to participate in the HomeStreet, Inc. 401(k) Savings Plan (the "Plan"). The Plan provides for payment of retirement benefits to employees pursuant to the provisions of the Plan and in conformity with Section 401(k) of the Internal Revenue Code. Employees may elect to have a portion of their salary contributed to the Plan. Participants receive a vested employer matching contribution equal to 100% of the first 3.0% and 50% of the next 2.0% of eligible compensation deferred by the participant. Employer contributions of $3.4 million, $4.0 million and $3.9 million were incurred in 2023, 2022, and 2021, respectively.

NOTE 13–FAIR VALUE MEASUREMENT:

The term "fair value" is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The Company's approach is to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements.

Fair Value Hierarchy
A three-level valuation hierarchy has been established under ASC 820 for disclosure of fair value measurements. The valuation hierarchy is based on the observability of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels are defined as follows:
•Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date. An active market for the asset or liability is a market in which transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.
•Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. This includes quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability for substantially the full term of the financial instrument.
•Level 3 – Unobservable inputs for the asset or liability. These inputs reflect the Company's assumptions of what market participants would use in pricing the asset or liability.

The Company's policy regarding transfers between levels of the fair value hierarchy is that all transfers are assumed to occur at the end of the reporting period.

Estimation of Fair Value

Fair value is based on quoted market prices, when available. In cases where a quoted price for an asset or liability is not available, the Company uses valuation models to estimate fair value. These models incorporate inputs such as forward yield curves, loan prepayment assumptions, expected loss assumptions, market volatilities and pricing spreads utilizing market-based inputs where readily available. The Company believes its valuation methods are appropriate and consistent with those that would be used by other market participants. However, imprecision in estimating unobservable inputs and other factors may result in these fair value measurements not reflecting the amount realized in an actual sale or transfer of the asset or liability in a current market exchange.

The following table summarizes the fair value measurement methodologies, including significant inputs and assumptions and classification of the Company's assets and liabilities valued at fair value on a recurring basis.

Asset/Liability class	Valuation methodology, inputs and assumptions	Classification
Investment securities
Trading securities	Fair Value is based on quoted prices in an active market.	Level 1 recurring fair value measurement.
Investment securities AFS	Observable market prices of identical or similar securities are used where available.	Level 2 recurring fair value measurement.
If market prices are not readily available, value is based on discounted cash flows using the following significant inputs:
•      Expected prepayment speeds
•      Estimated credit losses
	• Market liquidity adjustments	Level 3 recurring fair value measurement.
LHFS
Single family loans, excluding loans transferred from held for investment	Fair value is based on observable market data, including: • Quoted market prices, where available • Dealer quotes for similar loans • Forward sale commitments	Level 2 recurring fair value measurement.
When not derived from observable market inputs, fair value is based on discounted cash flows, which considers the following inputs:
•       Benchmark yield curve
•       Estimated discount spread to the benchmark yield curve
	• Expected prepayment speeds	Estimated fair value classified as Level 3.
Mortgage servicing rights
Single family MSRs
For information on how the Company measures the fair value of its single family MSRs, including key economic assumptions and the sensitivity of fair value to changes in those assumptions, see Note 9, Mortgage Banking Operations.
Level 3 recurring fair value measurement.
Derivatives
Futures and Options	Fair value is based on closing exchange prices.	Level 1 recurring fair value measurement.
Forward sale commitments Interest rate swaps	Fair value is based on quoted prices for identical or similar instruments when available. When quoted prices are not available, fair value is based on internally developed modeling techniques, which require the use of multiple observable market inputs, including:
•       Forward interest rates
	• Interest rate volatilities	Level 2 recurring fair value measurement.
IRLC	The fair value considers several factors including: • Fair value of the underlying loan based on quoted prices in the secondary market, when available. • Value of servicing • Fall-out factor	Level 3 recurring fair value measurement.

The following tables presents the levels of the fair value hierarchy for the Company's assets and liabilities measured at fair value on a recurring basis:

	At December 31, 2023
(in thousands)	Fair Value	Level 1	Level 2	Level 3

Assets:
Trading securities - U.S. Treasury securities	$24,698	$24,698	$—	$—
Investment securities AFS
Mortgage backed securities:
Residential	183,798	—	181,938	1,860
Commercial	47,756	—	47,756	—
Collateralized mortgage obligations:
Residential	439,738	—	439,738	—
Commercial	57,397	—	57,397	—
Municipal bonds	404,874	—	404,874	—
Corporate debt securities	38,547	—	38,547	—
U.S. Treasury securities	20,184	—	20,184	—
Agency debentures	58,905	—	58,905	—
Single family LHFS	12,849	—	12,849	—
Single family LHFI	1,280	—	—	1,280
Single family mortgage servicing rights	74,249	—	—	74,249
Derivatives
Forward sale commitments	151	—	151	—
Options	132	132	—
Interest rate lock commitments	411	—	—	411
Interest rate swaps	10,489	—	10,489	—
Total assets	$1,375,458	$24,830	$1,272,828	$77,800
Liabilities:
Derivatives
Futures	$3	$3	$—	$—
Forward sale commitments	288	—	288	—
Interest rate swaps	10,492	—	10,492	—
Total liabilities	$10,783	$3	$10,780	$—

	At December 31, 2022
(in thousands)	Fair Value	Level 1	Level 2	Level 3

Assets:
Trading securities - U.S. Treasury securities	$18,997	$18,997	$—	$—
Investment securities AFS
Mortgage backed securities:
Residential	197,262	—	195,321	1,941
Commercial	56,049	—	56,049	—
Collateralized mortgage obligations:
Residential	553,039	—	553,039	—
Commercial	70,519	—	70,519	—
Municipal bonds	411,548	—	411,548	—
Corporate debt securities	42,945	—	42,877	68
U.S. Treasury securities	19,934	—	19,934	—
Agency debentures	27,478	—	27,478	—
Single family LHFS	14,075	—	14,075	—
Single family LHFI	5,868	—	—	5,868
Single family mortgage servicing rights	76,617	—	—	76,617
Derivatives
Futures	18	18	—	—
Options	218	218	—	—
Forward sale commitments	293	—	293	—
Interest rate lock commitments	141	—	—	141
Interest rate swaps	13,093	—	13,093	—
Total assets	$1,508,094	$19,233	$1,404,226	$84,635
Liabilities:
Derivative
Forward sale commitments	$151	$—	$151	$—
Interest rate lock commitments	36	—	—	36
Interest rate swaps	13,093	—	13,093	—
Total liabilities	$13,280	$—	$13,244	$36

There were no transfers between levels of the fair value hierarchy during 2023 and 2022.

Level 3 Recurring Fair Value Measurements

The Company's level 3 recurring fair value measurements consist of investment securities AFS, single family MSRs, single family LHFI where fair value option was elected, certain single family LHFS and IRCLs, which are accounted for as derivatives. For information regarding fair value changes and activity for single family MSRs during 2023 and 2022, see Note 9, Mortgage Banking Operations.

The fair value of IRLCs considers several factors, including the fair value in the secondary market of the underlying loan resulting from the exercise of the commitment, the expected net future cash flows related to the associated servicing of the loan (referred to as the value of servicing) and the probability that the commitment will not be converted into a funded loan (referred to as a fall-out factor). The fair value of IRLCs on LHFS, while based on interest rates observable in the market, is highly dependent on the ultimate closing of the loans. The significance of the fall-out factor to the fair value measurement of an individual IRLC is generally highest at the time that the rate lock is initiated and declines as closing procedures are performed and the underlying loan gets closer to funding. The fall-out factor applied is based on historical experience. The value of servicing is impacted by a variety of factors, including prepayment assumptions, discount rates, delinquency rates, contractually specified servicing fees, servicing costs and underlying portfolio characteristics. Because these inputs are not observable in market trades, the fall-out factor and value of servicing are considered to be level 3 inputs. The fair value of IRLCs decreases in value upon an increase in the fall-out factor and increases in value upon an increase in the value of servicing. Changes in the fall-out factor and value of servicing do not increase or decrease based on movements in other significant unobservable inputs.

The Company recognizes unrealized gains and losses from the time that an IRLC is initiated until the gain or loss is realized at the time the loan closes, which generally occurs within 30-90 days. For IRLCs that fall out, any unrealized gain or loss is reversed, which generally occurs at the end of the commitment period. The gains and losses recognized on IRLC derivatives generally correlates to volume of single family interest rate lock commitments made during the reporting period (after adjusting for estimated fall-out) while the amount of unrealized gains and losses realized at settlement generally correlates to the volume of single family closed loans during the reporting period.

The Company uses the discounted cash flow model to estimate the fair value of certain loans that have been transferred from held for sale to held for investment and single family LHFS when the fair value of the loans is not derived using observable market inputs. The key assumption in the valuation model is the implied spread to benchmark interest rate curve. The implied spread is not directly observable in the market and is derived from third party pricing which is based on market information from comparable loan pools. The fair value estimate of single family loans that have been transferred from held for sale to held for investment are sensitive to changes in the benchmark interest rate which might result in a significantly higher or lower fair value measurement.

The Company transferred certain loans from held for sale to held for investment. These loans were originated as held for sale loans where the Company had elected the fair value option. The Company determined these loans to be level 3 recurring assets as the valuation technique included a significant unobservable input. The total amount of held for investment loans where fair value option election was made was $1.3 million and $5.9 million at December 31, 2023 and 2022, respectively.

The following information presents significant Level 3 unobservable inputs used to measure fair value of certain assets:

(dollars in thousands)	Fair Value	Valuation Technique	Significant Unobservable Input	Low	High	Weighted Average

December 31, 2023
Investment securities AFS	$1,860	Income approach	Implied spread to benchmark interest rate curve	2.25%	2.25%	2.25%
Single family LHFI	1,280	Income approach	Implied spread to benchmark interest rate curve	3.30%	5.04%	3.94%
Interest rate lock commitments, net	411	Income approach	Fall-out factor	0.81%	41.64%	10.54%
			Value of servicing	0.32%	0.80%	0.57%
December 31, 2022
Investment securities AFS	$2,009	Income approach	Implied spread to benchmark interest rate curve	2.00%	2.00%	2.00%
Single family LHFI	5,868	Income approach	Implied spread to benchmark interest rate curve	2.87%	5.15%	4.14%
Interest rate lock commitments, net	105	Income approach	Fall-out factor	0.10%	17.50%	6.43%
			Value of servicing	0.54%	1.11%	0.95%

We had no LHFS where the fair value was not derived with significant observable inputs at December 31, 2023 or 2022.

The following table presents fair value changes and activity for certain Level 3 assets:

(in thousands)	Beginning balance	Additions	Transfers	Payoffs/Sales	Change in mark to market (1)	Ending balance

Year Ended December 31, 2023
Investment securities AFS	$2,009	$—	$—	$(192)	$43	$1,860
Single family LHFI	5,868	—	—	(4,607)	19	1,280
Year Ended December 31, 2022
Investment securities AFS	$2,482	$—	$—	$(193)	$(280)	$2,009
Single family LHFI	7,287	—	—	—	(1,419)	5,868
(1) Changes in fair value for singe family LHFI are recorded in other noninterest income on the consolidated income statements.

The following table presents fair value changes and activity for Level 3 interest rate lock commitments:

	Years Ended December 31,
(in thousands)	2023	2022

Beginning balance, net	$105	$2,484
Total realized/unrealized gains	2,334	68
Settlements	(2,028)	(2,447)
Ending balance, net	$411	$105

Nonrecurring Fair Value Measurements

Certain assets held by the Company are not included in the tables above, but are measured at fair value on a periodic basis. These assets include certain LHFI and OREO that are carried at the lower of cost or fair value of the underlying collateral, less the estimated cost to sell. The estimated fair values of real estate collateral are generally based on internal evaluations and appraisals of such collateral, which use the market approach and income approach methodologies. We have omitted disclosure related to quantitative inputs given the insignificance of assets measured on a nonrecurring basis.

The fair value of commercial properties are generally based on third-party appraisals that consider recent sales of comparable properties, including their income-generating characteristics, adjusted (generally based on unobservable inputs) to reflect the general assumptions that a market participant would make when analyzing the property for purchase. The Company uses a fair value of collateral technique to apply adjustments to the appraisal value of certain commercial LHFI that are collateralized by real estate.

The Company uses a fair value of collateral technique to apply adjustments to the stated value of certain commercial LHFI that are not collateralized by real estate and to the appraisal value of OREO.

Residential properties are generally based on unadjusted third-party appraisals. Factors considered in determining the fair value include geographic sales trends, the value of comparable surrounding properties as well as the condition of the property.

These adjustments include management assumptions that are based on the type of collateral dependent loan and may increase or decrease an appraised value. Management adjustments vary significantly depending on the location, physical characteristics and income producing potential of each individual property. The quality and volume of market information available at the time of the appraisal can vary from period-to-period and cause significant changes to the nature and magnitude of the unobservable inputs used. Given these variations, changes in these unobservable inputs are generally not a reliable indicator for how fair value will increase or decrease from period to period.

The following tables presents assets classified as Level 3 assets that had changes in their recorded fair value during 2023 and 2022 and what we still held at the end of the respective reporting period:

(in thousands)	Fair Value	Total Gains (Losses)

As of or for the year ended December 31, 2023
LHFI (1)	$4,349	$(1,410)
As of or for the year ended December 31, 2022
LHFI (1)	$3,186	$(385)
(1) Represents the carrying value of loans for which adjustments are based on the fair value of the collateral.

Fair Value of Financial Instruments

The following presents the carrying value, estimated fair value and the levels of the fair value hierarchy for the Company's financial instruments other than assets and liabilities measured at fair value on a recurring basis:

	At December 31, 2023
(in thousands)	Carrying Value	Fair Value	Level 1	Level 2	Level 3

Assets:
Cash and cash equivalents	$215,664	$215,664	$215,664	$—	$—
Investment securities HTM	2,371	2,331	—	2,331	—
LHFI	7,381,124	7,002,028	—	—	7,002,028
LHFS – multifamily and other	6,788	6,871	—	6,871	—
Mortgage servicing rights – multifamily and SBA	29,987	35,292	—	—	35,292
Federal Home Loan Bank stock	55,293	55,293	—	55,293	—
Other assets - GNMA EBO loans	5,617	5,617	—	—	5,617
Liabilities:
Certificates of deposit	$3,227,954	$3,216,665	$—	$3,216,665	$—
Borrowings	1,745,000	1,750,023	—	1,750,023	—
Long-term debt	224,766	132,996	—	132,996	—

	At December 31, 2022
(in thousands)	Carrying Value	Fair Value	Level 1	Level 2	Level 3

Assets:
Cash and cash equivalents	$72,828	$72,828	$72,828	$—	$—
Investment securities HTM	2,441	2,385	—	2,385	—
LHFI	7,378,952	6,988,363	—	—	6,988,363
LHFS multifamily and other	3,252	3,291	—	3,291	—
Mortgage servicing rights – multifamily and SBA	35,256	39,792	—	—	39,792
Federal Home Loan Bank stock	49,305	49,305	—	49,305	—
Other assets - GNMA EBO loans	6,918	6,918	—	—	6,918
Liabilities:
Certificates of deposit	$2,943,331	$2,910,301	$—	$2,910,301	$—
Borrowings	1,016,000	1,014,973	—	1,014,973	—
Long-term debt	224,404	202,338	—	202,338	—

Fair Value Option

Single family loans held for sale accounted for under the fair value option are measured initially at fair value with subsequent changes in fair value recognized in earnings. Gains and losses from such changes in fair value are recognized in net gain on mortgage loan origination and sale activities within noninterest income. The change in fair value of loans held for sale is primarily driven by changes in interest rates subsequent to loan funding and changes in fair value of the related servicing asset, resulting in revaluations adjustments to the recorded fair value. The use of the fair value option allows the change in the fair value of loans to more effectively offset the change in fair value of derivative instruments that are used as economic hedges of loans held for sale.

The following table presents the difference between the aggregate fair value and the aggregate unpaid principal balance of loans held for sale accounted for under the fair value option:

	At December 31, 2023			At December 31, 2022
(in thousands)	Fair Value	Aggregate Unpaid Principal Balance	Fair Value Less Aggregate Unpaid Principal Balance	Fair Value	Aggregate Unpaid Principal Balance	Fair Value Less Aggregate Unpaid Principal Balance

Single family LHFS	$12,849	$12,583	$266	$14,075	$13,914	$161

NOTE 14–REGULATORY CAPITAL REQUIREMENTS:

The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a material effect on the Company's operations and financial statements. Under capital adequacy guidelines, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about risk components, asset risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to assets (as defined). Management believes, as of December 31, 2023 that the Company and the Bank met all capital adequacy requirements. The following table presents the capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) as of the respective dates and as compared to the respective regulatory requirements applicable to them:

	At December 31, 2023
	Actual		For Minimum Capital Adequacy Purposes		To Be Categorized As “Well Capitalized” Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

HomeStreet, Inc.
Tier 1 leverage capital (to average assets)	$675,440	7.04%	$383,696	4.0%	NA	NA
Common equity tier 1 capital (to risk-weighted assets)	615,440	9.66%	286,709	4.5%	NA	NA
Tier 1 risk-based capital (to risk-weighted assets)	675,440	10.60%	382,279	6.0%	NA	NA
Total risk-based capital (to risk-weighted assets)	818,075	12.84%	509,705	8.0%	NA	NA
HomeStreet Bank
Tier 1 leverage capital (to average assets)	$814,719	8.50%	$383,482	4.0%	$479,352	5.0%
Common equity tier 1 capital (to risk-weighted assets)	814,719	12.79%	286,569	4.5%	413,933	6.5%
Tier 1 risk-based capital (to risk-weighted assets)	814,719	12.79%	382,092	6.0%	509,456	8.0%
Total risk-based capital (to risk-weighted assets)	858,992	13.49%	509,456	8.0%	636,820	10.0%

	At December 31, 2022
	Actual		For Minimum Capital Adequacy Purposes		To Be Categorized As “Well Capitalized” Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

HomeStreet, Inc.
Tier 1 leverage capital (to average assets)	$693,112	7.25%	$382,467	4.0%	NA	NA
Common equity tier 1 capital (to risk-weighted assets)	633,112	8.72%	326,876	4.5%	NA	NA
Tier 1 risk-based capital (to risk-weighted assets)	693,112	9.54%	435,834	6.0%	NA	NA
Total risk-based capital (to risk-weighted assets)	837,828	11.53%	581,112	8.0%	NA	NA
HomeStreet Bank
Tier 1 leverage capital (to average assets)	$822,891	8.63%	$381,506	4.0%	$476,883	5.0%
Common equity tier 1 capital (to risk-weighted assets)	822,891	11.92%	310,582	4.5%	448,618	6.5%
Tier 1 risk-based capital (to risk-weighted assets)	822,891	11.92%	414,109	6.0%	552,146	8.0%
Total risk-based capital (to risk-weighted assets)	868,993	12.59%	552,146	8.0%	690,182	10.0%

As of each of the dates set forth in the above table, the Company exceeded the minimum required capital ratios applicable to it and Bank’s capital ratios exceeded the minimums necessary to qualify as a well-capitalized depository institution under the prompt corrective action regulations. No conditions or events have occurred since December 31, 2023 that we believe have changed the Company’s or the Bank’s capital adequacy classifications from those set forth in the above table.

In addition to the minimum capital ratios, both the Company and the Bank are required to maintain a “conservation buffer" consisting of additional Common Equity Tier 1 Capital which is at least 2.5% above the required minimum levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses. The required ratios for capital adequacy set forth in the above table do not include the additional capital conservation buffer, though each of the Company and Bank maintained capital ratios necessary to satisfy the capital conservation buffer requirements as of the dates indicated. At December 31, 2023, capital conservation buffers for the Company and the Bank were 4.60% and 5.49%, respectively. The following table sets forth the minimum capital ratios plus the applicable increment of the capital conservation buffer:

Common equity to Tier-1 to risk-weighted assets	7.00%
Tier 1 capital to risk-weighted assets	8.50%
Total capital to risk-weighted assets	10.50%

NOTE 15–EARNINGS PER SHARE:

The following table summarizes the calculation of earnings per share:

	Years Ended December 31,
(in thousands, except share and per share data)	2023	2022	2021

Net income (loss)	$(27,508)	$66,540	$115,422

Weighted average shares:
Basic weighted-average number of common shares outstanding	18,783,005	18,931,107	20,885,509
Dilutive effect of outstanding common stock equivalents (1)	—	110,004	257,905
Diluted weighted-average number of common shares outstanding	18,783,005	19,041,111	21,143,414
Net income (loss) per share
Basic earnings per share	$(1.46)	$3.51	$5.53
Diluted earnings per share	$(1.46)	$3.49	$5.46
(1) Excluded from the computation of diluted earnings per share (due to their antidilutive effect) for the years ended December 31, 2023, 2022 and 2021 were certain unvested RSUs and PSUs. The aggregate number of common stock unvested restricted shares, which could potentially be dilutive in future periods, was 217,153, 176,259 and zero at December 31, 2023, 2022 and 2021, respectively.

NOTE 16–LEASES:

We have operating and finance leases for certain office space and finance leases for certain equipment. Our leases have remaining lease terms of up to 12 years.
The Company, as sublessor, subleases certain office and retail space in which the terms of any significant subleases end by 2027. Under all of our executed sublease arrangements, the sublessees are obligated to pay the Company sublease payments of $3.3 million in 2024, $2.8 million in 2025, $2.9 million in 2026, $2.7 million in 2027 and $0.1 million in 2028.
The components of lease expense were as follows:

	Years Ended December 31,
(in thousands)	2023	2022	2021

Operating lease cost	$8,103	$8,762	$9,610
Finance lease cost:
Amortization of right-of-use assets	425	580	1,066
Interest on lease liabilities	8	19	22
Variable lease costs and nonlease components	1,470	3,123	3,716
Sublease income	(1,376)	(2,565)	(3,449)
Total	$8,630	$9,919	$10,965

Supplemental cash flow information related to leases were as follows:

	Years Ended December 31,
(in thousands)	2023	2022	2021

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$11,248	$12,845	$13,647
Operating cash flows from finance leases	8	19	22
Financing cash flows from finance leases	456	589	1,070
Right-of-use assets obtained
Operating leases	$2,690	$6,347	$1,894
Finance leases	385	145	707
Other changes in right-of-use assets (1)
Operating leases	$—	$—	$(460)
Finance leases	—	—	(2)

Supplemental information related to leases was as follows:

	At December 31,
(in thousands, except lease term and discount rate)	2023	2022

Operating lease right-of-use assets, included in other assets	$27,594	$34,070
Operating lease liabilities, included in accounts payable and other liabilities	35,043	42,848

Finance lease right-of-use assets, included in other assets	$318	$359
Finance lease liabilities, included in accounts payable and other liabilities	288	359

Weighted Average Remaining lease term in years
Operating leases	4.49	5.07
Finance leases	1.58	0.88
Weighted Average Discount Rate
Operating leases	1.88%	1.91%
Finance leases	3.50%	3.50%

Maturities of lease liabilities and obligations under leases classified as nonlease components were as follows:

	Lease Liabilities
(in thousands)	Operating Leases	Finance Leases	Nonlease Components

Year ended December 31,
2024	$10,206	$197	$4,551
2025	8,562	98	4,400
2026	7,435	—	4,497
2027	6,624	—	3,895
2028	1,667	—	147
2029 and thereafter	2,361	—	—
Total lease payments	36,855	295	$17,490
Less imputed interest	1,812	7
Total	$35,043	$288

NOTE 17–SHARE-BASED COMPENSATION PLANS:

In May 2014, the shareholders approved the Company's 2014 Equity Incentive Plan (the "2014 EIP Plan") that provided for the grant of stock options, shares of restricted stock, RSUs, PSUs, stock bonus awards, stock appreciation rights, performance share awards and performance compensation awards and unrestricted stock (collectively, "Equity Incentive Awards") to the Company’s executive officers, other key employees and directors. This plan was amended in May 2017 and allows the grant of up to 1,875,000 shares of the Company’s common stock. For 2023, 2022, and 2021, the Company recognized stock-based compensation cost of $3.1 million, $3.3 million and $2.9 million, respectively.

RSUs generally vest over a three year period with the fair market value of the awards determined at the grant date based on the Company's stock price. PSUs vest at the end of a three year period with the fair market value of the awards determined using a Monte Carlo simulation technique. A summary of the status of the combined RSUs and PSUs is as follows:

	Number	Weighted Average Grant Date Fair Value

Outstanding at December 31, 2022	227,075	$33.95
Granted	141,138	27.81
Cancelled or forfeited	(90,917)	24.45
Vested	(46,310)	33.22
Outstanding at December 31, 2023	230,986	$34.08

The assumptions used in the Monte Carlo simulations used to determine fair market value of the PSUs granted in 2023, 2022 and 2021 are set forth in the table below:

	2023	2022	2021

Volatility of common stock	42.7%	40.3%	40.5%
Average volatility of peer companies	45.0%	44.2%	43.5%
Average correlation coefficient of peer companies	0.8029%	0.8079%	0.8004%
Risk-free interest rate	4.2%	1.0%	0.2%
Expected term in years	3 years	3 years	3 years

NOTE 18–PARENT COMPANY FINANCIAL STATEMENTS (UNAUDITED):

Condensed financial information for HomeStreet, Inc. is as follows:

Condensed Balance Sheets	At December 31,
(in thousands)	2023	2022

Assets:
Cash and cash equivalents	$21,541	$5,804
Other assets	4,515	4,601
Investment in stock of HomeStreet Bank	737,748	752,211
Investment in stock of other subsidiaries	1,857	26,954
Total assets	$765,661	$789,570
Liabilities:
Other liabilities	$2,508	$3,019
Long-term debt	224,766	224,404
Total liabilities	227,274	227,423
Shareholders' Equity:
Common stock, no par value	229,889	226,592
Retained earnings	395,357	435,085
Accumulated other comprehensive income (loss)	(86,859)	(99,530)
Total shareholder's equity	538,387	562,147
Total liabilities and shareholders' equity	$765,661	$789,570

Condensed Income Statements	Years Ended December 31,
(in thousands)	2023	2022	2021

Noninterest income
Dividend income	$39,000	$51,000	$109,000
Equity in undistributed income from subsidiaries	(55,832)	24,898	10,801
Other noninterest income	2,085	2,053	1,838
Total revenues	(14,747)	77,951	121,639
Expenses
Interest expense-net	8,094	8,315	4,576
Noninterest expense	8,176	6,123	2,939
Total expenses	16,270	14,438	7,515
Income (loss) before income taxes (benefit)	(31,017)	63,513	114,124
Income taxes (benefit)	(3,509)	(3,027)	(1,298)
Net income (loss)	$(27,508)	$66,540	$115,422

Condensed Statements of Cash Flows	Years Ended December 31,
(in thousands)	2023	2022	2021

Cash flows from operating activities
Net income (loss)	$(27,508)	$66,540	$115,422
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Undistributed earnings from investment in subsidiaries	55,832	(24,898)	(10,801)
Other	(480)	6,386	(8,669)
Net cash provided by operating activities	27,844	48,028	95,952

Cash flows from investing activities:
AFS securities: Principal collections net of purchases	210	831	2,012
Investments in subsidiaries	—	(52,000)	—
Net cash provided by (used in) investing activities	210	(51,169)	2,012

Cash flows from financing activities:
Repurchases of common stock	—	(75,000)	(84,154)
Proceeds from exercise of stock options	—	—	263
Proceeds from issuance of long-term debt	—	98,036	—
Dividends paid on common stock	(12,317)	(26,847)	(21,338)
Net cash used in financing activities	(12,317)	(3,811)	(105,229)
Net increase (decrease) in cash and cash equivalents	15,737	(6,952)	(7,265)
Cash and cash equivalents, beginning of year	5,804	12,756	20,021
Cash and cash equivalents, end of year	$21,541	$5,804	$12,756

NOTE 19–SUBSEQUENT EVENTS:

On January 16, 2024, the Company entered into a definitive merger agreement with FirstSun Capital Bancorp (“FirstSun”), the holding company of Sunflower Bank, whereby the Company and the Bank will merge with and into FirstSun and Sunflower Bank, respectively. Per the agreement, the companies will combine in an all-stock transaction in which HomeStreet shareholders will receive 0.4345 of a share of FirstSun common stock for each share of HomeStreet common stock. This merger is expected to close in the middle of 2024.